Exhibit 99.1

PART II
ITEM 8.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of LKQ Corporation:
We have audited the accompanying consolidated balance sheets of LKQ Corporation and subsidiaries (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of LKQ Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 1, 2013, except for Note 17, as to which the date is January 27, 2014

LKQ CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (In thousands, except share and per share data)

	December 31,
	2012	2011
Assets
Current Assets:
Cash and equivalents	$59,770	$48,247
Receivables, net	311,808	281,764
Inventory	900,803	736,846
Deferred income taxes	53,485	45,690
Prepaid income taxes	29,537	17,597
Prepaid expenses and other current assets	28,948	19,591
Total Current Assets	1,384,351	1,149,735
Property and Equipment, net	494,379	424,098
Intangible Assets:
Goodwill	1,690,284	1,476,063
Other intangibles, net	106,715	108,910
Other Assets	47,727	40,898
Total Assets	$3,723,456	$3,199,704
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$219,335	$210,875
Accrued expenses:
Accrued payroll-related liabilities	44,400	53,256
Other accrued expenses	90,422	77,769
Income taxes payable	2,748	7,262
Contingent consideration liabilities	42,255	600
Other current liabilities	17,068	18,407
Current portion of long-term obligations	71,716	29,524
Total Current Liabilities	487,944	397,693
Long-Term Obligations, Excluding Current Portion	1,046,762	926,552
Deferred Income Taxes	102,275	88,796
Contingent Consideration Liabilities	47,754	81,782
Other Noncurrent Liabilities	74,627	60,796
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 297,810,896 and 293,897,216 shares issued and outstanding at December 31, 2012 and 2011, respectively	2,978	2,939
Additional paid-in capital	950,338	901,313
Retained earnings	1,010,019	748,794
Accumulated other comprehensive income (loss)	759	(8,961)
Total Stockholders’ Equity	1,964,094	1,644,085
Total Liabilities and Stockholders’ Equity	$3,723,456	$3,199,704

The accompanying notes are an integral part of the consolidated financial statements.

LKQ CORPORATION AND SUBSIDIARIES Consolidated Statements of Income (In thousands, except per share data)

	Year Ended December 31,
	2012	2011	2010
Revenue	$4,122,930	$3,269,862	$2,469,881
Cost of goods sold	2,398,790	1,877,869	1,376,401
Gross margin	1,724,140	1,391,993	1,093,480
Facility and warehouse expenses	347,917	293,423	233,993
Distribution expenses	375,835	287,626	212,718
Selling, general and administrative expenses	495,591	391,942	310,228
Restructuring and acquisition related expenses	2,751	7,590	668
Depreciation and amortization	64,093	49,929	37,996
Operating income	437,953	361,483	297,877
Other expense (income):
Interest expense	31,429	24,307	29,765
Loss on debt extinguishment	—	5,345	—
Change in fair value of contingent consideration liabilities	1,643	(1,408)	—
Interest and other income, net	(4,286)	(2,532)	(2,013)
Total other expense, net	28,786	25,712	27,752
Income from continuing operations before provision for income taxes	409,167	335,771	270,125
Provision for income taxes	147,942	125,507	103,007
Income from continuing operations	261,225	210,264	167,118
Discontinued operations:
Income from discontinued operations, net of taxes	—	—	224
Gain on sale of discontinued operations, net of taxes	—	—	1,729
Income from discontinued operations	—	—	1,953
Net income	$261,225	$210,264	$169,071
Basic earnings per share(a):
Income from continuing operations	$0.88	$0.72	$0.58
Income from discontinued operations	—	—	0.01
Total	$0.88	$0.72	$0.59
Diluted earnings per share(a):
Income from continuing operations	$0.87	$0.71	$0.57
Income from discontinued operations	—	—	0.01
Total	$0.87	$0.71	$0.58
(a)    The sum of the individual earnings per share amounts may not equal the total due to rounding.

Consolidated Statements of Comprehensive Income (In thousands)

	Year Ended December 31,
	2012	2011	2010
Net income	$261,225	$210,264	$169,071
Other comprehensive income (loss), net of tax:
Foreign currency translation	12,921	(4,273)	3,078
Net change in unrecognized gains/losses on interest rate swaps, net of tax	(3,201)	(9,066)	8,712
Reversal of unrealized gain on pension plan, net of tax	—	—	(15)
Total other comprehensive income (loss)	9,720	(13,339)	11,775
Total comprehensive income	$270,945	$196,925	$180,846

The accompanying notes are an integral part of the consolidated financial statements.

LKQ CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands)

	Year Ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$261,225	$210,264	$169,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,165	54,505	41,428
Stock-based compensation expense	15,634	13,107	9,974
Deferred income taxes	4,222	9,302	8,963
Excess tax benefit from stock-based payments	(15,737)	(7,973)	(15,000)
Other	4,515	6,556	(47)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Receivables	(12,813)	(18,074)	(12,309)
Inventory	(95,042)	(90,091)	(67,795)
Prepaid expenses and other assets	(18,952)	(5,094)	(5,240)
Prepaid income taxes/income taxes payable	(774)	2,251	7,492
Accounts payable	(15,097)	28,589	10,156
Accrued expenses and other current liabilities	2,208	(3,303)	8,056
Other noncurrent liabilities	6,636	11,733	4,434
Net cash provided by operating activities	206,190	211,772	159,183
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(88,255)	(86,416)	(61,438)
Proceeds from sales of property and equipment	1,057	1,743	1,441
Proceeds from sale of businesses, net of cash sold	—	—	11,992
Cash used in acquisitions, net of cash acquired	(265,336)	(486,934)	(143,578)
Net cash used in investing activities	(352,534)	(571,607)	(191,583)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	17,693	11,919	13,962
Excess tax benefit from stock-based payments	15,737	7,973	15,000
Debt issuance costs	(253)	(11,048)	(419)
Borrowings under revolving credit facility	742,381	1,111,369	—
Repayments under revolving credit facility	(855,402)	(453,867)	—
Borrowings under term loans	200,000	250,000	—
Repayments under term loans	(20,000)	(600,464)	(7,476)
Borrowings under receivables securitization facility	82,700	—	—
Repayments under receivables securitization facility	(2,700)	—	—
Payments of other obligations	(23,084)	(4,471)	(2,105)
Net cash provided by financing activities	157,072	311,411	18,962
Effect of exchange rate changes on cash and equivalents	795	982	221
Net increase (decrease) in cash and equivalents	11,523	(47,442)	(13,217)
Cash and equivalents, beginning of period	48,247	95,689	108,906
Cash and equivalents, end of period	$59,770	$48,247	$95,689
Supplemental disclosure of cash paid for:
Income taxes, net of refunds	$146,478	$113,433	$88,294
Interest	29,026	21,354	27,421
Supplemental disclosure of noncash investing and financing activities:
Purchase price payable, including notes issued in connection with business acquisitions	$17,637	$42,865	$11,889
Contingent consideration liabilities	5,456	81,239	2,000
Stock issued in connection with business acquisitions	—	—	14,945
Debt assumed with business acquisitions	3,989	13,564	—
Property and equipment acquired under capital leases	14,467	414	—
Property and equipment purchases not yet paid	6,564	3,567	1,425

The accompanying notes are an integral part of the consolidated financial statements.

LKQ CORPORATION AND SUBSIDIARIES Consolidated Statements of Stockholders’ Equity (In thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Shares Issued	Amount
BALANCE, January 1, 2010	284,010	$2,840	$814,532	$369,459	$(7,397)	$1,179,434
Net income	—	—	—	169,071	—	169,071
Other comprehensive income	—	—	—	—	11,775	11,775
Stock issued in business acquisitions	1,379	14	14,931	—	—	14,945
Stock issued as director compensation	28	—	290	—	—	290
Stock-based compensation expense	—	—	9,684	—	—	9,684
Exercise of stock options	5,516	55	13,907	—	—	13,962
Excess tax benefit from stock-based payments	—	—	15,000	—	—	15,000
BALANCE, December 31, 2010	290,933	$2,909	$868,344	$538,530	$4,378	$1,414,161
Net income	—	—	—	210,264	—	210,264
Other comprehensive loss	—	—	—	—	(13,339)	(13,339)
Restricted stock units vested	164	2	(2)	—	—	—
Stock issued as director compensation	32	—	399	—	—	399
Stock-based compensation expense	—	—	12,708	—	—	12,708
Exercise of stock options	2,768	28	11,891	—	—	11,919
Excess tax benefit from stock-based payments	—	—	7,973	—	—	7,973
BALANCE, December 31, 2011	293,897	$2,939	$901,313	$748,794	$(8,961)	$1,644,085
Net income	—	—	—	261,225	—	261,225
Other comprehensive income	—	—	—	—	9,720	9,720
Restricted stock units vested	467	5	(5)	—	—	—
Stock-based compensation expense	—	—	15,634	—	—	15,634
Exercise of stock options	3,447	34	17,659	—	—	17,693
Excess tax benefit from stock-based payments	—	—	15,737	—	—	15,737
BALANCE, December 31, 2012	297,811	$2,978	$950,338	$1,010,019	$759	$1,964,094

The accompanying notes are an integral part of the consolidated financial statements.

LKQ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Business
The financial statements presented in this report represent the consolidation of LKQ Corporation, a Delaware corporation, and its subsidiaries. LKQ Corporation is a holding company and all operations are conducted by subsidiaries. When the terms "the Company," "we," "us," or "our" are used in this document, those terms refer to LKQ Corporation and its consolidated subsidiaries.
We provide replacement parts, components and systems needed to repair cars and trucks. We are the nation's largest provider of alternative vehicle collision replacement products, and a leading provider of alternative vehicle mechanical replacement products. We also have operations in the United Kingdom, Canada, Mexico and Central America. In total, we operate more than 500 facilities.
As described in Note 3, "Discontinued Operations," during 2010, we sold certain of our self service facilities. These facilities qualified for treatment as discontinued operations. The financial results of these facilities are segregated from our continuing operations and presented as discontinued operations in the Consolidated Statements of Income for all periods presented. The remaining liabilities of discontinued operations are not material to our financial position for the periods presented.
In 2012, our Board of Directors approved a two-for-one split of our common stock. The stock split was completed in the form of a stock dividend that was issued on September 18, 2012 to stockholders of record at the close of business on August 28, 2012. The stock began trading on a split adjusted basis on September 19, 2012. The Company’s historical share and per share information within this Annual Report on Form 10-K has been retroactively adjusted to give effect to this stock split.

Note 2.	Summary of Significant Accounting Policies
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of LKQ Corporation and its subsidiaries. All intercompany transactions and accounts have been eliminated.
Use of Estimates
In preparing our financial statements in conformity with accounting principles generally accepted in the United States we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
The majority of our revenue is derived from the sale of vehicle parts. Revenue is recognized when the products are shipped or picked up by customers and title has transferred, subject to an allowance for estimated returns, discounts and allowances that we estimate based upon historical information. We recorded a reserve for estimated returns, discounts and allowances of approximately $24.7 million and $22.8 million at December 31, 2012 and 2011, respectively. We present taxes assessed by governmental authorities collected from customers on a net basis. Therefore, the taxes are excluded from revenue on our Consolidated Statements of Income and are shown as a current liability on our Consolidated Balance Sheets until remitted. Revenue from the sale of separately-priced extended warranty contracts is reported as deferred revenue and recognized ratably over the term of the contracts or three years in the case of lifetime warranties. We recognize revenue from the sale of scrap, cores and other metals when title has transferred, which typically occurs upon delivery to the customer.
Shipping & Handling
Revenue also includes amounts billed to customers related to shipping and handling of approximately $25.6 million, $23.9 million and $17.3 million during the years ended December 31, 2012, 2011 and 2010, respectively. Distribution expenses in the accompanying Consolidated Statements of Income are the costs incurred to prepare and deliver products to customers.
Receivables and Allowance for Doubtful Accounts
In the normal course of business, we extend credit to customers after a review of each customer's credit history. We recorded a reserve for uncollectible accounts of approximately $9.5 million and $8.3 million at December 31, 2012 and 2011, respectively. The reserve is based upon the aging of the accounts receivable, our assessment of the collectability of specific customer accounts and historical experience. Receivables are written off once collection efforts have been exhausted. Recoveries of receivables previously written off are recorded when received.
Concentrations of Credit Risk
Financial instruments that potentially subject us to significant concentration of credit risk consist primarily of cash and equivalents and accounts receivable. We control our exposure to credit risk associated with these instruments by (i) placing our cash and equivalents with several major financial institutions; (ii) holding high-quality financial instruments; and (iii) maintaining strict policies over credit extension that include credit evaluations, credit limits and monitoring procedures. In addition, our overall credit risk with respect to accounts receivable is limited to some extent because our customer base is composed of a large number of geographically diverse customers.
Inventory
We classify our inventory into the following categories: aftermarket and refurbished vehicle replacement products; and salvage and remanufactured vehicle replacement products. This classification reflects the historically distinct distribution channels used in the sale of alternative repair products in North America, although we continue to work toward integrating these distribution channels.
An aftermarket product is a new vehicle product manufactured by a company other than the original equipment manufacturer. Cost is established based on the average price we pay for parts, and includes expenses incurred for freight and overhead costs. For items purchased from foreign companies, import fees and duties and transportation insurance are also included. Refurbished inventory cost is based on the average price we pay for cores, which are recycled automotive parts that are not suitable for sale as a replacement part without further processing. The cost of our refurbished inventory also includes expenses incurred for freight, labor and other overhead.
A salvage product is a recycled vehicle part suitable for sale as a replacement part. Cost is established based upon the price we pay for a vehicle, including auction, storage and towing fees, as well as expenditures for buying and dismantling. Inventory carrying value is determined using the average cost to sales percentage at each of our facilities and applying that percentage to the facility's inventory at expected selling prices. The average cost to sales percentage is derived from each facility's historical vehicle profitability for salvage vehicles purchased at auction or from contracted rates for salvage vehicles acquired under certain direct procurement arrangements. Remanufactured inventory cost is based upon the price paid for cores, and also includes expenses incurred for freight, direct manufacturing costs and overhead.
For all inventory, carrying value is recorded at the lower of cost or market and is reduced to reflect the age of the inventory and current anticipated demand. If actual demand differs from our estimates, additional reductions to inventory carrying value would be necessary in the period such determination is made.
Inventory consists of the following (in thousands):

	December 31,
	2012	2011
Aftermarket and refurbished products	$523,677	$445,787
Salvage and remanufactured products	377,126	291,059
	$900,803	$736,846
Property and Equipment
Property and equipment are recorded at cost. Expenditures for major additions and improvements that extend the useful life of the related asset are capitalized. As property and equipment are sold or retired, the applicable cost and accumulated depreciation are removed from the accounts and any resulting gain or loss thereon is recognized. Construction in progress consists primarily of building and land improvements at our existing facilities. Depreciation is calculated using the straight-line method over the estimated useful lives or, in the case of leasehold improvements, the term of the related lease and reasonably assured renewal periods, if shorter.
The internal and external costs incurred to develop internal use computer software during the application development stage of the implementation, including the design of the chosen path, are capitalized. Other costs, including expenses incurred during the preliminary project stage, training expenses, data conversion costs and expenses incurred in the post implementation stage are expensed in the period incurred. Capitalized costs are amortized ratably over the useful life of the software when the software becomes operational. Upgrades and enhancements to internal use software are capitalized only if the costs result in additional functionality. We do not plan to sell or market our internal use computer software to third parties.

Our estimated useful lives are as follows:

Land improvements	10-20 years
Buildings and improvements	20-40 years
Furniture, fixtures and equipment	3-20 years
Computer equipment and software	3-10 years
Vehicles and trailers	3-10 years
Property and equipment consists of the following (in thousands):

	December 31,
	2012	2011
Land and improvements	$87,720	$81,170
Buildings and improvements	133,368	119,414
Furniture, fixtures and equipment	243,565	192,514
Computer equipment and software	91,588	79,195
Vehicles and trailers	51,187	40,825
Leasehold improvements	91,280	69,079
	698,708	582,197
Less—Accumulated depreciation	(231,130)	(179,950)
Construction in progress	26,801	21,851
	$494,379	$424,098
Intangibles
Intangible assets consist primarily of goodwill (the cost of purchased businesses in excess of the fair value of the identifiable net assets acquired) and other specifically identifiable intangible assets, such as trade names, trademarks, customer relationships and covenants not to compete.
Goodwill is tested for impairment at least annually, and we performed annual impairment tests during the fourth quarters of 2012, 2011 and 2010. The results of all of these tests indicated that goodwill was not impaired.
The changes in the carrying amount of goodwill by reportable segment are as follows (in thousands):

	North America	Europe	Total
Balance as of January 1, 2010	$938,783	$—	$938,783
Business acquisitions and adjustments to previously recorded goodwill	91,757	—	91,757
Exchange rate effects	2,433	—	2,433
Balance as of December 31, 2010	$1,032,973	$—	$1,032,973
Business acquisitions and adjustments to previously recorded goodwill	105,177	337,031	442,208
Exchange rate effects	(1,520)	2,402	882
Balance as of December 31, 2011	$1,136,630	$339,433	$1,476,063
Business acquisitions and adjustments to previously recorded goodwill	201,742	(4,140)	197,602
Exchange rate effects	1,459	15,160	16,619
Balance as of December 31, 2012	$1,339,831	$350,453	$1,690,284
In 2011 and 2012, we finalized the valuation of certain intangible assets acquired related to our 2010 and 2011 acquisitions, respectively. As these adjustments did not have a material impact on our financial position or results of operations, we recorded these adjustments to goodwill and amortization expense in 2011 and 2012, respectively.

The components of other intangibles are as follows (in thousands):

	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Trade names and trademarks	$118,422	$(21,599)	$96,823	$115,954	$(16,305)	$99,649
Customer relationships	14,426	(6,642)	7,784	10,050	(3,065)	6,985
Covenants not to compete	3,654	(1,546)	2,108	3,194	(918)	2,276
	$136,502	$(29,787)	$106,715	$129,198	$(20,288)	$108,910
In 2012, we recorded $0.6 million of trade names, $4.1 million of customer relationships and $0.6 million of covenants not to compete resulting from our 2012 acquisitions and adjustments to certain preliminary intangible asset valuations from our 2011 acquisitions. In 2011, we recorded $40.1 million of trade names, $5.7 million of customer relationships and $1.5 million of covenants not to compete resulting from our 2011 acquisitions and adjustments to certain preliminary intangible asset valuations from our 2010 acquisitions. The trade names recorded in 2011 included $39.3 million for the Euro Car Parts trade name related to our acquisition of Euro Car Parts Holdings Limited (“ECP”) effective October 1, 2011. Trade names and trademarks are amortized over a useful life ranging from 10 to 30 years on a straight-line basis. Customer relationships are amortized over the expected period to be benefited (5 to 10 years) on either a straight-line or accelerated basis. Covenants not to compete are amortized over the lives of the respective agreements, which range from one to five years, on a straight-line basis. Amortization expense for intangibles was $9.5 million, $7.9 million and $4.2 million during the years ended December 31, 2012, 2011 and 2010, respectively. Estimated amortization expense for each of the five years in the period ending December 31, 2017 is $8.8 million, $7.9 million, $7.1 million, $6.3 million and $6.0 million, respectively.
Impairment of Long-Lived Assets
Long-lived assets are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. There were no material adjustments to the carrying value of long-lived assets of continuing operations during the years ended December 31, 2012, 2011 or 2010.
Product Warranties
Some of our salvage mechanical products are sold with a standard six month warranty against defects. Additionally, some of our remanufactured engines are sold with a standard three year warranty against defects. We also provide a limited lifetime warranty for certain of our aftermarket products. We record the estimated warranty costs at the time of sale using historical warranty claim information to project future warranty claims activity. The changes in the warranty reserve are as follows (in thousands):

Balance as of January 1, 2011	$2,063
Warranty expense	22,364
Warranty claims	(20,802)
Business acquisitions	3,722
Balance as of December 31, 2011	$7,347
Warranty expense	29,628
Warranty claims	(27,514)
Business acquisitions	1,113
Balance as of December 31, 2012	$10,574
For an additional fee, we also sell extended warranty contracts for certain mechanical products. The expense related to extended warranty claims is recognized when the claim is made.
Self-Insurance Reserves
We self-insure a portion of employee medical benefits under the terms of our employee health insurance program. We purchase certain stop-loss insurance to limit our liability exposure. We also self-insure a portion of our property and casualty risk, which includes automobile liability, general liability, directors and officers liability, workers' compensation and property coverage, under deductible insurance programs. The insurance premium costs are expensed over the contract periods. A reserve for liabilities associated with these losses is established for claims filed and claims incurred but not yet reported based upon our estimate of ultimate cost, which is calculated using analyses of historical data. We monitor new claims and claim development as well as trends related to the claims incurred but not reported in order to assess the adequacy of our insurance reserves. Total self-insurance reserves were $44.1 million and $37.4 million, including $21.5 million and $18.2 million classified as Other Accrued Expenses, as of December 31, 2012 and 2011, respectively. The remaining balances of self-insurance reserves are classified as Other Noncurrent Liabilities, which reflects management's estimates of when claims will be paid. The reserves presented on the Consolidated Balance Sheets are net of claims deposits of $0.5 million at both December 31, 2012 and 2011. In addition to these claims deposits, we had outstanding letters of credit of $37.1 million and $31.8 million at December 31, 2012 and 2011, respectively, to guarantee self-insurance claims payments. While we do not expect the amounts ultimately paid to differ significantly from our estimates, our insurance reserves and corresponding expenses could be affected if future claims experience differs significantly from historical trends and assumptions.
Income Taxes
Current income taxes are provided on income reported for financial reporting purposes, adjusted for transactions that do not enter into the computation of income taxes payable in the same year. Deferred income taxes have been provided to show the effect of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before we are able to realize their benefit or that future deductibility is uncertain.
We recognize the benefits of uncertain tax positions taken or expected to be taken in tax returns in the provision for income taxes only for those positions that are more likely than not to be realized. We follow a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. Our policy is to include interest and penalties associated with income tax obligations in income tax expense.
U.S. federal income taxes are not provided on our interest in undistributed earnings of foreign subsidiaries when it is management's intent that such earnings will remain invested in those subsidiaries or other foreign subsidiaries. Taxes will be provided on these earnings in the period in which a decision is made to repatriate the earnings.
Depreciation Expense
Included in Cost of Goods Sold on the Consolidated Statements of Income is depreciation expense associated with our refurbishing, remanufacturing, and furnace operations and our distribution centers.
Rental Expense
We recognize rental expense on a straight-line basis over the respective lease terms, including reasonably-assured renewal periods, for all of our operating leases.
Foreign Currency Translation
For most of our foreign operations, the local currency is the functional currency. Assets and liabilities are translated into U.S. dollars at the period-ending exchange rate. Statements of Income amounts are translated to U.S. dollars using average exchange rates during the period. Translation gains and losses are reported as a component of Accumulated Other Comprehensive Income (Loss) in stockholders' equity.
Recent Accounting Pronouncements
Effective January 1, 2012, we adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2011-05, “Presentation of Comprehensive Income” and ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” These ASUs eliminate the option to present the components of other comprehensive income in the statement of changes in stockholders’ equity. Instead, entities have the option to present the components of net income, the components of other comprehensive income and total comprehensive income in a single continuous statement or in two separate but consecutive statements. The amendments did not change the items reported in other comprehensive income or when an item of other comprehensive income is reclassified to net income. As a result, the adoption of this guidance did not affect our financial position, results of operations or cash flows. We have presented the components of net income, the components of other comprehensive income and total comprehensive income in two separate but consecutive statements.
Additionally, in February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” This update requires disclosure of amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2012. The update does not change the items reported in other comprehensive income or when an item of other comprehensive income is reclassified to net income. As this guidance only revises the presentation and disclosures related to the reclassification of items out of accumulated other comprehensive income, the adoption of this guidance will not affect our financial position, results of operations or cash flows.
Effective January 1, 2012, we adopted FASB ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This update clarifies existing fair value measurement requirements, amends existing guidance primarily related to fair value measurements for financial instruments, and requires enhanced disclosures on fair value measurements. The additional disclosures are specific to Level 3 fair value measurements, transfers between Level 1 and Level 2 of the fair value hierarchy, financial instruments not measured at fair value and use of an asset measured or disclosed at fair value differing from its highest and best use. We applied the provisions of this ASU to our fair value measurements during the current year, however, the adoption did not have a material effect on our financial statements. See Note 7, "Fair Value Measurements," for the required disclosures.

Note 3.	Discontinued Operations
In connection with our 2009 agreement with Schnitzer Steel Industries, Inc., we agreed to sell two self service retail facilities in Dallas, Texas on January 15, 2010 for $12.0 million. We recognized a gain on the sale of approximately $1.7 million, net of tax, in our first quarter 2010 results. Goodwill totaling $6.7 million was included in the cost basis of net assets disposed when determining the gain on sale.
The self service facilities that we sold qualified for treatment as discontinued operations. The financial results of these facilities are segregated from our continuing operations and presented as discontinued operations in the Consolidated Statements of Income for all periods presented. The remaining liabilities of discontinued operations are not material to our financial position for the periods presented.
Results of operations for the discontinued operations are as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Revenue	$—	$—	$686
Income before income tax provision	$—	$—	$355
Income tax provision	—	—	131
Income from discontinued operations, net of taxes, before gain on sale of discontinued operations	—	—	224
Gain on sale of discontinued operations, net of taxes of $1,015	—	—	1,729
Income from discontinued operations, net of taxes	$—	$—	$1,953

Note 4.	Equity Incentive Plans
In order to attract and retain employees, non-employee directors, consultants, and other persons associated with us, we may grant qualified and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance shares and performance units under the LKQ Corporation 1998 Equity Incentive Plan (the “Equity Incentive Plan”). In the first quarter of 2012, our Board of Directors approved an amendment to the Equity Incentive Plan, which was subsequently approved by our stockholders at our 2012 Annual Meeting in May 2012, to explicitly allow participation of our non-employee directors, to allow issuance of shares of our common stock to non-employee directors in lieu of cash compensation, to increase the number of shares available for issuance under the Equity Incentive Plan by 1,088,834, and to make certain updating amendments.
In connection with the amendment to the Equity Incentive Plan, our Board of Directors approved the termination of the Stock Option and Compensation Plan for Non-Employee Directors (the “Director Plan”), other than with respect to any options currently outstanding under the Director Plan. We had not issued options under the Director Plan since 2007. The increase in the number of shares available for issuance under the Equity Incentive Plan as approved by our Board of Directors in the first quarter of 2012 represented the remaining number of shares available for issuance under the Director Plan as of December 31, 2011.
The total number of shares approved by our stockholders for issuance under the Equity Incentive Plan is 69.9 million shares, subject to antidilution and other adjustment provisions, which includes the 1.1 million shares authorized in 2012 and 12.8 million shares authorized in 2011. Of the shares approved by our stockholders for issuance under the Equity Incentive Plan, 14.6 million shares remained available for issuance as of December 31, 2012.
Most of our RSUs, stock options, and restricted stock vest over a period of five years. Vesting of the awards is subject to a continued service condition. Each RSU converts into one share of LKQ common stock on the applicable vesting date. Shares of restricted stock may not be sold, pledged or otherwise transferred until they vest. Stock options expire ten years from the date they are granted. We expect to issue new shares of common stock to cover past and future equity grants.
As a result of the stock split in September 2012 as discussed in Note 1, "Business," the following adjustments were made in accordance with the nondiscretionary antidilution provisions of our 1998 Equity Incentive Plan:  the number of shares available for issuance doubled; the number of outstanding RSUs, shares subject to stock options and shares of restricted stock all also doubled; and the exercise prices of outstanding stock options were reduced to 50% of the exercise prices prior to the stock split.
A summary of transactions in our stock-based compensation plans is as follows:

	Shares Available For Grant	RSUs		Stock Options		Restricted Stock
		Number Outstanding	Weighted Average Grant Date Fair Value	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Grant Date Fair Value
Balance, January 1, 2010	7,285,606	—	$—	18,658,814	$4.41	404,000	$9.50
Granted	(3,423,066)	—	—	3,423,066	9.98	—	—
Exercised	—	—	—	(5,516,310)	2.53	—	—
Vested	—	—	—	—	—	(96,000)	9.51
Cancelled	417,640	—	—	(417,640)	8.06	—	—
Balance, December 31, 2010	4,280,180	—	$—	16,147,930	$6.14	308,000	$9.50
Granted	(1,643,348)	1,643,348	11.80	—	—	—	—
Shares Issued for Director Compensation	(31,166)	—	—	—	—	—	—
Exercised	—	—	—	(2,768,038)	4.31	—	—
Vested	—	(164,862)	11.84	—	—	(96,000)	9.51
Cancelled	346,704	(44,904)	11.77	(301,800)	8.44	—	—
Additional Shares Authorized	12,800,000	—	—	—	—	—	—
Balance, December 31, 2011	15,752,370	1,433,582	$11.80	13,078,092	$6.47	212,000	$9.49
Granted	(1,504,410)	1,504,410	15.86	—	—	—	—
Exercised	—	—	—	(3,446,472)	5.13	—	—
Vested	—	(467,208)	13.09	—	—	(96,000)	9.51
Cancelled	395,972	(119,422)	14.03	(276,550)	8.30	—	—
Balance, December 31, 2012	14,643,932	2,351,362	$14.02	9,355,070	$6.90	116,000	$9.47
In January 2013, our Board of Directors granted 594,700 RSUs to employees. The annual award to executive officers has not been granted as of March 1, 2013.

The following table summarizes information about expected to vest RSUs and restricted stock, and vested and expected to vest options at December 31, 2012:

	Shares	Weighted Average Remaining Contractual Life (Yrs)	Intrinsic Value (in thousands)	Weighted Average Exercise Price
RSUs	2,319,877	3.5	$48,949	$—
Stock options	9,079,684	5.0	129,421	6.85
Restricted stock	116,000	0.6	2,448	—
The aggregate intrinsic value represents the total pre-tax intrinsic value based on our closing stock price of $21.10 on December 31, 2012. This amount changes based upon the fair market value of our common stock. The aggregate intrinsic value of total outstanding RSUs and restricted stock was $49.6 million and $2.4 million at December 31, 2012, respectively.
The following table summarizes information about outstanding and exercisable stock options at December 31, 2012:

	Outstanding			Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life (Yrs)	Weighted Average Exercise Price	Shares	Weighted Average Remaining Contractual Life (Yrs)	Weighted Average Exercise Price
$1.50 - $3.50	1,357,538	1.6	$2.11	1,357,538	1.6	$2.11
$3.51 - $5.50	1,676,760	3.5	4.85	1,676,760	3.5	4.85
$5.51 - $7.50	2,193,800	6.0	5.98	1,448,330	6.0	5.98
$7.51 - $9.50	215,666	6.1	9.21	160,733	5.8	9.25
$9.51 +	3,911,306	6.3	9.84	2,253,124	6.0	9.78
	9,355,070	5.0	$6.90	6,896,485	4.5	$6.26
The aggregate intrinsic value of outstanding and exercisable stock options at December 31, 2012 was $132.8 million and $102.3 million, respectively.
The fair value of RSUs and restricted stock is based on the market price of LKQ stock on the date of issuance. When estimating forfeitures, we consider voluntary and involuntary termination behavior as well as analysis of historical forfeitures. For valuing RSUs, we used forfeiture rates of 10% for grants to employees and 0% for grants to non-employee directors and executive officers.
The fair value of RSUs that vested during the years ended December 31, 2012 and 2011 was $7.8 million and $2.2 million, respectively. There were no RSU vestings during the year ended December 31, 2010 as we did not issue RSUs prior to 2011. The fair value of restricted stock that vested during the years ended December 31, 2012, 2011 and 2010 was approximately $1.6 million, $1.1 million and $1.0 million, respectively.
We did not grant any stock options during the years ended December 31, 2012 and 2011. For the stock options granted during 2010, the fair value was estimated using the Black-Scholes option-pricing model. The following table summarizes the weighted average assumptions used to compute the fair value of stock option grants:

Year Ended December 31,
2010
Expected life (in years)	6.4
Risk-free interest rate	3.17%
Volatility	43.9%
Dividend yield	0%
Weighted average fair value of options granted	$4.77
Expected life—The expected life represents the period that our stock-based awards are expected to be outstanding. At the last grant date (in 2010), we used the simplified method in developing an estimate of expected life of stock options because we lacked sufficient data to calculate an expected life based on historical experience. Our first annual option grant with a full five year vesting period since we became a public company was on January 13, 2006, and these awards became fully vested in

January 2011. Additionally, our options have a ten year life while our existence as a public company was just over six years when the 2010 grant was made. Therefore, we used the simplified expected term method as permitted by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, as amended by Staff Accounting Bulletin No. 110.
Risk-free interest rate—We base the risk-free interest rate used in the Black-Scholes option-pricing model on the implied yield available on U.S. Treasury zero-coupon issues with the same or substantially equivalent remaining term.
Expected volatility—We use the trading history and historical volatility of our common stock in determining an estimated volatility factor for the Black-Scholes option-pricing model.
Expected dividend yield—We have not declared and have no plans to declare dividends and have therefore used a zero value for the expected dividend yield in the Black-Scholes option-pricing model.
Estimated forfeitures—When estimating forfeitures, we consider voluntary and involuntary termination behavior as well as analysis of historical forfeitures. A forfeiture rate of 9% was used for valuing employee option grants, while a forfeiture rate of 0% was used for valuing non-employee director and executive officer option grants.
The total grant-date fair value of options that vested during the years ended December 31, 2012, 2011 and 2010 was $7.2 million, $8.6 million and $7.7 million respectively. The total intrinsic value (market value of stock less option exercise price) of stock options exercised was $45.3 million, $24.8 million and $43.2 million during the years ended December 31, 2012, 2011 and 2010, respectively.
We recognize compensation expense on a straight-line basis over the requisite service period of the award. The components of pre-tax stock-based compensation expense are as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
RSUs	$8,411	$3,666	$—
Stock options	6,310	8,129	8,771
Restricted stock	913	913	913
Stock issued to non-employee directors	—	399	290
Total stock-based compensation expense	$15,634	$13,107	$9,974
The following table sets forth the classification of total stock-based compensation expense included in our Consolidated Statements of Income (in thousands):

	Year Ended December 31,
	2012	2011	2010
Cost of goods sold	$376	$327	$278
Facility and warehouse expenses	2,465	2,391	2,069
Selling, general and administrative expenses	12,793	10,389	7,627
	15,634	13,107	9,974
Income tax benefit	(6,097)	(5,059)	(3,920)
Total stock-based compensation expense, net of tax	$9,537	$8,048	$6,054
We have not capitalized any stock-based compensation costs during the years ended December 31, 2012, 2011 or 2010.
As of December 31, 2012, unrecognized compensation expense related to unvested RSUs, stock options and restricted stock is expected to be recognized as follows (in thousands):

	RSUs	Stock Options	Restricted Stock	Total
2013	$8,254	$4,580	$208	$13,042
2014	7,897	3,007	139	11,043
2015	7,861	75	—	7,936
2016	4,394	—	—	4,394
2017	141	—	—	141
Total unrecognized compensation expense	$28,547	$7,662	$347	$36,556

Note 5.	Long-Term Obligations
Long-Term Obligations consist of the following (in thousands):

	December 31,
	2012	2011
Senior secured credit agreement:
Term loans payable	$420,625	$240,625
Revolving credit facility	553,964	660,730
Receivables securitization facility	80,000	—
Notes payable through October 2018 at weighted average interest rates of 1.7% and 2.0%, respectively	42,398	38,338
Other long-term debt at weighted average interest rates of 3.3% and 3.2%, respectively	21,491	16,383
	1,118,478	956,076
Less current maturities	(71,716)	(29,524)
	$1,046,762	$926,552

The scheduled maturities of long-term obligations outstanding at December 31, 2012 are as follows (in thousands):

2013	$71,716
2014	54,611
2015	138,323
2016	847,759
2017	848
Thereafter	5,221
$1,118,478
Senior Secured Credit Agreement
On March 25, 2011, we entered into a credit agreement with the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America N.A., as syndication agent, RBS Citizens, N.A. and Wells Fargo Bank, National Association, as co-documentation agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Citizens, N.A. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, which was amended on September 30, 2011 (as amended, the “Credit Agreement”). The Credit Agreement provides for borrowings up to $1.4 billion, consisting of (1) a $950 million revolving credit facility (the “Revolving Credit Facility”), (2) a $250 million term loan facility (the “Term Loan Facility”) and (3) an additional term loan facility of up to $200 million (“New Term Loan Facility”). Under the Revolving Credit Facility, we are permitted to draw up to the U.S. dollar equivalent of $500 million in Canadian dollars, pounds sterling, euros, and other agreed-upon currencies. The Credit Agreement also provides for (a) the issuance of up to $125 million of letters of credit under the Revolving Credit Facility in agreed-upon currencies, (b) the issuance of up to $25 million of swing line loans under the Revolving Credit Facility, and (c) the opportunity to increase the amount of the Revolving Credit Facility or obtain incremental term loans up to $400 million. Outstanding letters of credit and swing line loans are taken into account when determining availability under the Revolving Credit Facility. In January 2012, we borrowed the full $200 million available under the New Term Loan Facility, which we used to pay down a portion of our Revolving Credit Facility borrowings.
The obligations under the Credit Agreement are unconditionally guaranteed by our direct and indirect domestic subsidiaries and certain foreign subsidiaries. Obligations under the Credit Agreement, including the related guarantees, are collateralized by a security interest and lien on a majority of the existing and future personal property of, and a security interest in 100% of our equity interest in, each of our existing and future direct and indirect domestic and foreign subsidiaries, provided that if a pledge of 100% of a foreign subsidiary’s voting equity interests gives rise to an adverse tax consequence, such pledge shall be limited to 65% of the voting equity interest of the first tier foreign subsidiary. In the event that we obtain and maintain certain ratings from S&P (BBB- or better, with stable or better outlook) or Moody’s (Baa3 or better, with stable or better outlook), and upon our request, the security interests in and liens on the collateral described above shall be released. As of December 31, 2012, our our credit ratings from Moody’s and S&P were Ba2 and BB+, respectively, with a stable outlook.

Amounts under the Revolving Credit Facility are due and payable upon maturity of the Credit Agreement in March 2016. Amounts under the Term Loan Facility are due and payable in quarterly installments, with the annual payments equal to 5% of the original principal amount in the first and second years, 10% of the original principal amount in the third and fourth years, and 15% of the original principal amount in the fifth year. The remaining balance under the Term Loan Facility is due and payable on the maturity date of the Credit Agreement. Amounts under the New Term Loan Facility are due and payable in quarterly installments beginning after March 31, 2012, with the annual payments equal to 5% of the original principal amount in the first and second years and 10% of the original principal amount in the third and fourth years. The remaining balance under the New Term Loan Facility is due and payable on the maturity date of the Credit Agreement. We are required to prepay the Term Loan Facility and the New Term Loan Facility by amounts equal to proceeds from the sale or disposition of certain assets if the proceeds are not reinvested within twelve months. We also have the option to prepay outstanding amounts under the Credit Agreement without penalty.
The Credit Agreement contains customary representations and warranties, and contains customary covenants that provide limitations and conditions on our ability to, among other things (i) incur indebtedness, except for certain exclusions such as borrowings on a permitted receivables facility up to $100 million, (ii) incur liens, (iii) enter into any merger, consolidation, amalgamation, or otherwise liquidate or dissolve the Company, (iv) dispose of certain property, (v) make dividend payments, repurchase our stock, or enter into derivative contracts indexed to the value of our common stock, (vi) make certain investments, including the acquisition of assets constituting a business or the stock of a business designated as a non-guarantor, (vii) make optional prepayments of subordinated debt, (viii) enter into sale-leaseback transactions, (ix) issue preferred stock, redeemable stock, convertible stock or other similar equity instruments, and (x) enter into hedge agreements for speculative purposes or otherwise not in the ordinary course of business. The Credit Agreement also contains financial and affirmative covenants under which we (i) may not exceed a maximum net leverage ratio of 3.00 to 1.00, except in connection with permitted acquisitions with aggregate consideration in excess of $200 million during any period of four consecutive fiscal quarters in which case the maximum net leverage ratio may increase to 3.50 to 1.00 for the subsequent four fiscal quarters and (ii) are required to maintain a minimum interest coverage ratio of 3.00 to 1.00. We were in compliance with all restrictive covenants under the Credit Agreement as of December 31, 2012 and 2011.
The Credit Agreement contains events of default that include (i) our failure to pay principal when due or interest, fees, or other amounts after grace periods, (ii) our material breach of any representation or warranty, (iii) covenant defaults, (iv) cross defaults to certain other indebtedness, (v) bankruptcy, (vi) certain ERISA events, (vii) material judgments, (viii) change of control, and (ix) failure of subordinated indebtedness to be validly and sufficiently subordinated.
Borrowings under the Credit Agreement bear interest at variable rates, which depend on the currency and duration of the borrowing elected, plus an applicable margin. The applicable margin is subject to change in increments of 0.25% depending on our total leverage ratio. Interest payments are due on the last day of the selected interest period or quarterly in arrears depending on the type of borrowing. Including the effect of the interest rate swap agreements described in Note 6, "Derivative Instruments and Hedging Activities," the weighted average interest rates on borrowings outstanding against the Credit Agreement at December 31, 2012 and 2011 were 2.85% and 2.59%, respectively. We also pay a commitment fee based on the average daily unused amount of the Revolving Credit Facility. The commitment fee is subject to change in increments of 0.05% depending on our total leverage ratio. In addition, we pay a participation commission on outstanding letters of credit at an applicable rate based on our total leverage ratio, as well as a fronting fee of 0.125% to the issuing bank, which are due quarterly in arrears. Borrowings under the Credit Agreement totaled $974.6 million and $901.4 million at December 31, 2012 and 2011, respectively, of which $31.9 million and $12.5 million were classified as current maturities, respectively. As of December 31, 2012, there were $39.9 million of outstanding letters of credit. The amounts available under the Revolving Credit Facility are reduced by the amounts outstanding under letters of credit, and thus availability on the Revolving Credit Facility at December 31, 2012 was $356.1 million.
In 2011, we incurred a loss on debt extinguishment of $5.3 million related to the write off of the unamortized balance of capitalized debt issuance costs under our previous debt agreement. The amount of the write off excludes debt issuance cost amortization, which is recorded as a component of interest expense. We incurred $11.0 million in fees related to the execution of the Credit Agreement during 2011. These fees were capitalized within Other Assets on our Consolidated Balance Sheets and are amortized over the term of the agreement.
Receivables Securitization Facility
On September 28, 2012, we entered into a three year receivables securitization facility (the "Receivables Facility") pursuant to (i) a Receivables Sale Agreement (the "RSA"), among certain subsidiaries of LKQ, as "Originators," and LKQ Receivables Finance Company, LLC ("LRFC"), a wholly owned, bankruptcy-remote special purpose subsidiary of LKQ, as Buyer and (ii) a Receivables Purchase Agreement (the "RPA") among LRFC, as Seller, LKQ, as Servicer, certain conduit investors and The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("BTMU"), as Administrative Agent, Managing Agent and Financial Institution.

Under the terms of the RSA, the Originators sell at a discount or contribute certain of their trade accounts receivable, related collections and security interests (the "Receivables") to LRFC on a revolving basis. Under the terms of the RPA, LRFC sells to BTMU for the benefit of the conduit investors and/or financial institutions (together with BTMU, the "Purchasers") an undivided ownership interest in the Receivables for up to $80 million in cash proceeds, subject to additional Incremental Purchases, as defined in the RPA, which may increase the maximum amount of aggregate investments made by the Purchasers. The proceeds from the Purchasers' initial investment of $77.3 million were used to finance LRFC's initial purchase from the Originators, and the proceeds from LRFC's initial purchase from the Originators were used to repay outstanding borrowings under the Revolving Credit Facility. Upon payment of the Receivables by customers, rather than remitting to BTMU the amounts collected, LRFC has reinvested and will reinvest such Receivables payments to purchase additional Receivables from the Originators, subject to the Originators generating sufficient eligible Receivables to sell to LRFC in replacement of collected balances. LRFC may also use the proceeds from a subordinated loan made by the Originators to LRFC to finance purchases of the Receivables from the Originators. Because the Receivables are held by LRFC, a separate bankruptcy-remote corporate entity, the Receivables will be available first to satisfy the creditors of LRFC, including the Purchasers. At the end of the initial three year term, the financial institutions may elect to renew their commitments under the RPA.
The sale of the ownership interest in the Receivables is accounted for as a secured borrowing on our Consolidated Balance Sheets, under which the Receivables collateralize the amounts invested by the Purchasers. As of December 31, 2012, $116.9 million of net Receivables were collateral for the investment under the Receivables Facility. Under the RPA, we pay variable interest rates plus a margin on the outstanding amounts invested by the Purchasers. The variable rates are based on (i) commercial paper rates, (ii) LIBOR rates plus 1.25%, or (iii) base rates, and are payable monthly in arrears. We also pay a commitment fee on the excess of the investment maximum over the average daily outstanding investment, payable monthly in arrears. As of December 31, 2012, the interest rate under the Receivables Facility was 1.05%. During 2012, we also incurred $0.3 million of arrangement fees and other related transaction costs which were capitalized within Other Assets on the Consolidated Balance Sheets and are amortized over the term of the facility. As of December 31, 2012, the outstanding balance of $80.0 million was classified as long-term on the Consolidated Balance Sheets because we have the ability and intent to refinance these borrowings on a long-term basis.
The RPA contains customary representations and warranties and customary covenants, including covenants to preserve the bankruptcy remote status of LRFC. The RPA also contains customary default and termination provisions that provide for acceleration of amounts owed under the RPA upon the occurrence of certain specified events with respect to LRFC, the Originators or LKQ, including, but not limited to, (i) LRFC's failure to pay interest and other amounts due, (ii) failure by LRFC, the Originators, or LKQ to pay certain indebtedness, (iii) certain insolvency events with respect to LRFC, the Originators or LKQ, (iv) certain judgments entered against LRFC, the Originators or LKQ, (v) certain liens filed with respect to the assets of LRFC or the Originators, and (vi) breach of certain financial ratios designed to capture events negatively affecting the overall credit quality of the Receivables securing amounts invested by the Purchasers.
Other Long-Term Obligations
As part of the consideration for business acquisitions completed during 2012, 2011 and 2010, we issued promissory notes totaling approximately $16.0 million, $34.2 million and $5.5 million, respectively. The weighted average interest rates on the notes outstanding at December 31, 2012 and 2011 were 1.7% and 2.0%, respectively.

Note 6.	Derivative Instruments and Hedging Activities
We are exposed to market risks, including the effect of changes in interest rates, foreign currency exchange rates and commodity prices. Under our current policies, we use derivatives to manage our exposure to variable interest rates on our senior secured debt. For certain of our operations, we also use short-term foreign currency and commodity forward contracts to manage our exposure to variability in foreign currency denominated transactions and changing metals prices, respectively. We do not hold or issue derivatives for trading purposes.
Interest Rate Swaps
At December 31, 2012, we had interest rate swap agreements in place to hedge a portion of the variable interest rate risk on our variable rate borrowings under our credit agreement, with the objective of minimizing the impact of interest rate fluctuations and stabilizing cash flows. Under the terms of the interest rate swap agreements, we pay the fixed interest rate and have received and will receive payment at a variable rate of interest based on the London InterBank Offered Rate (“LIBOR”) or the Canadian Dealer Offered Rate (“CDOR”) for the respective currency of each interest rate swap agreement’s notional amount. The interest rate swap agreements qualify as cash flow hedges, and we have elected to apply hedge accounting for these swap agreements. As a result, the effective portion of changes in the fair value of the interest rate swap agreements is recorded in Accumulated Other Comprehensive Income (Loss) and is reclassified to interest expense when the underlying interest payment has an impact on earnings. The ineffective portion of changes in the fair value of the interest rate swap agreements is reported in interest expense.
The following table summarizes the terms of our interest rate swap agreements as of December 31, 2012:

Notional Amount	Effective Date	Maturity Date	Fixed Interest Rate*
USD $250,000,000	October 14, 2010	October 14, 2015	3.31%
USD $100,000,000	April 14, 2011	October 14, 2013	2.86%
USD $60,000,000	November 30, 2011	October 31, 2016	2.95%
USD $60,000,000	November 30, 2011	October 31, 2016	2.94%
USD $50,000,000	December 30, 2011	December 30, 2016	2.94%
GBP £50,000,000	November 30, 2011	October 30, 2016	3.11%
CAD $25,000,000	December 30, 2011	March 24, 2016	3.17%

* Includes applicable margin of 1.75% per annum on LIBOR or CDOR-based debt in effect as of December 31, 2012 under the Credit Agreement.
As of December 31, 2012, the fair market value of the $100 million notional amount swap was a liability of $0.7 million included in Other Accrued Expenses on our Consolidated Balance Sheets. The fair market value of the other swap contracts was a liability of $14.9 million included in Other Noncurrent Liabilities. As of December 31, 2011, the fair market value of the interest rate swap contracts was a liability of $10.6 million included in Other Noncurrent Liabilities on our Consolidated Balance Sheets. While our interest rate swaps executed with the same counterparty are subject to master netting arrangements, we present our interest rate swaps on a gross basis in our Consolidated Balance Sheets.
The activity related to our interest swap agreements is included in Note 14, "Accumulated Other Comprehensive Income (Loss)." In connection with the execution of our credit agreement on March 25, 2011 as discussed in Note 5, "Long-Term Obligations," we temporarily experienced differences in critical terms between the interest rate swaps and the underlying debt. As a result, we incurred a loss of $0.2 million related to hedge ineffectiveness in 2011. Beginning on April 14, 2011, we have held, and expect to continue to hold through the maturity of the respective interest rate swap agreements, at least the notional amount of each agreement in the respective variable-rate debt, such that we expect any future ineffectiveness will be immaterial and the swaps will continue to be highly effective in hedging our variable rate debt.
As of December 31, 2012, we estimate that $4.1 million of derivative losses (net of tax) included in Accumulated Other Comprehensive Income (Loss) will be reclassified into interest expense within the next 12 months.
Other Derivative Instruments
We hold other short-term derivative instruments, including foreign currency forward contracts and commodity forward contracts, to manage our exposure to variability in exchange rates and metals prices in certain of our operations. We have elected not to apply hedge accounting for these transactions, and therefore the contracts are adjusted to fair value through our results of operations as of each balance sheet date, which could result in volatility in our earnings. The notional amount and fair value of these contracts at December 31, 2012 and 2011, along with the effect on our results of operations in 2012 and 2011, were immaterial. We did not hold any foreign currency forward contracts or commodity forward contracts during the year ended December 31, 2010.

Note 7.	Fair Value Measurements
Financial Assets and Liabilities Measured at Fair Value
We use the market and income approaches to value our financial assets and liabilities, and there were no significant changes in valuation techniques or inputs during the year ended December 31, 2012. The tiers in the fair value hierarchy include: Level 1, defined as observable inputs such as quoted market prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following tables present information about our financial assets and liabilities measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation inputs we utilized to determine such fair value as of December 31, 2012 and 2011 (in thousands):

	Balance as of December 31, 2012	Fair Value Measurements as of December 31, 2012
		Level 1	Level 2	Level 3
Assets:
Cash surrender value of life insurance	$19,492	$—	$19,492	$—
Total Assets	$19,492	$—	$19,492	$—
Liabilities:
Contingent consideration liabilities	$90,009	$—	$—	$90,009
Deferred compensation liabilities	19,843	—	19,843	—
Interest rate swaps	15,643	—	15,643	—
Total Liabilities	$125,495	$—	$35,486	$90,009

	Balance as of December 31, 2011	Fair Value Measurements as of December 31, 2011
		Level 1	Level 2	Level 3
Assets:
Cash surrender value of life insurance	$13,413	$—	$13,413	$—
Total Assets	$13,413	$—	$13,413	$—
Liabilities:
Contingent consideration liabilities	$82,382	$—	$—	$82,382
Deferred compensation liabilities	14,071	—	14,071	—
Interest rate swaps	10,576	—	10,576	—
Total Liabilities	$107,029	$—	$24,647	$82,382

The cash surrender value of life insurance and deferred compensation liabilities are included in Other Assets and Other Noncurrent Liabilities, respectively, on our Consolidated Balance Sheets. The contingent consideration liabilities are classified as separate line items in both current and noncurrent liabilities on our Consolidated Balance Sheets based on the expected timing of the related payments.
Our Level 2 assets and liabilities are valued using inputs from third parties and market observable data. We obtain valuation data for the cash surrender value of life insurance and deferred compensation liabilities from third party sources, which determine the net asset values for our accounts using quoted market prices, investment allocations and reportable trades. We value the interest rate swaps using a third party valuation model that performs a discounted cash flow analysis based on the terms of the contracts and market observable inputs such as current and forward interest rates.
Our contingent consideration liabilities are related to our business acquisitions as further described in Note 9, "Business Combinations." Under the terms of the contingent consideration agreements, payments may be made at specified future dates depending on the performance of the acquired business subsequent to the acquisition. The liabilities for these payments are classified as Level 3 liabilities because the related fair value measurement, which is determined using an income approach, includes significant inputs not observable in the market. These unobservable inputs include internally-developed assumptions of the probabilities of achieving specified targets, which are used to determine the resulting cash flows and the applicable discount rate. Our Level 3 fair value measurements are established and updated quarterly by our corporate accounting department using current information about these key assumptions, with the input and oversight of our operational and executive management teams. We evaluate the performance of the business during the period compared to our previous expectations, along with any changes to our future projections, and update the estimated cash flows accordingly. In addition, we consider changes to our cost of capital and changes to the probability of achieving the earnout payment targets when updating our discount rate on a quarterly basis.

The significant unobservable inputs used in the fair value measurements of our Level 3 contingent consideration liabilities were as follows:

	December 31,
	2012	2011
Unobservable Input	(Weighted Average)
Probability of achieving payout targets	79.7%	78.1%
Discount rate	6.6%	3.0%
A significant decrease in the assessed probabilities of achieving the targets or a significant increase in the discount rate, in isolation, would result in a significantly lower fair value measurement. Changes in the values of the liabilities are recorded in Change in Fair Value of Contingent Consideration Liabilities within Other Expense (Income) on our Consolidated Statements of Income.
Changes in the fair value of our contingent consideration obligations are as follows (in thousands):

Balance as of January 1, 2011	$2,000
Contingent consideration liabilities recorded for business acquisitions	81,239
Decrease in fair value included in earnings	(1,408)
Exchange rate effects	551
Balance as of December 31, 2011	$82,382
Contingent consideration liabilities recorded for business acquisitions	5,456
Payments	(3,100)
Increase in fair value included in earnings	1,643
Exchange rate effects	3,628
Balance as of December 31, 2012	$90,009
The net loss included in earnings for the year ended December 31, 2012 included $1.5 million of losses related to contingent consideration obligations outstanding as of December 31, 2012. The gain included in earnings for the year ended December 31, 2011 is related to a contingent consideration obligation that was settled prior to December 31, 2012. The changes in the fair value of contingent consideration obligations during 2012 and 2011 are a result of the quarterly assessment of the fair value inputs. The loss during the year ended December 31, 2012 also includes the impact related to the adoption of FASB ASU No. 2011-04 as described in Note 2, "Summary of Significant Accounting Policies" (which adoption did not have a material impact).
Financial Assets and Liabilities Not Measured at Fair Value
Our debt is reflected on the Consolidated Balance Sheets at cost. Based on market conditions as of December 31, 2012 and 2011, the fair value of our Credit Agreement borrowings reasonably approximated the carrying value of $975 million and $901 million, respectively. As discussed in Note 5, "Long-Term Obligations," we entered into a Receivables Facility on September 28, 2012. Based on market conditions as of December 31, 2012, the fair value of the outstanding borrowings under the Receivables Facility reasonably approximated the carrying value of $80 million.
The fair value measurements of our debt instruments are classified as Level 2 within the fair value hierarchy since they are determined based upon significant inputs observable in the market including interest rates on recent financing transactions with similar terms and maturities. We estimated the fair value by calculating the upfront cash payment a market participant would require at December 31, 2012 to assume these obligations.

Note 8.	Commitments and Contingencies
Operating Leases
We are obligated under noncancelable operating leases for corporate office space, warehouse and distribution facilities, trucks and certain equipment.

The future minimum lease commitments under these leases at December 31, 2012 are as follows (in thousands):

Years ending December 31:
2013	$99,345
2014	88,494
2015	78,536
2016	62,795
2017	51,159
Thereafter	156,506
Future Minimum Lease Payments	$536,835
Rental expense for operating leases was approximately $101.1 million, $83.7 million and $66.9 million during the years ended December 31, 2012, 2011 and 2010, respectively.
We guarantee the residual values of the majority of our truck and equipment operating leases. The residual values decline over the lease terms to a defined percentage of original cost. In the event the lessor does not realize the residual value when a piece of equipment is sold, we would be responsible for a portion of the shortfall. Similarly, if the lessor realizes more than the residual value when a piece of equipment is sold, we would be paid the amount realized over the residual value. Had we terminated all of our operating leases subject to these guarantees at December 31, 2012, the guaranteed residual value would have totaled approximately $28.7 million. We have not recorded a liability for the guaranteed residual value of equipment under operating leases as the recovery on disposition of the equipment under the leases is expected to approximate the guaranteed residual value.
Litigation and Related Contingencies
We are a plaintiff in a class action lawsuit against several aftermarket product suppliers. During 2012, we recognized gains totaling $17.9 million resulting from settlements with certain of the defendants. These gains were recorded as a reduction of Cost of Goods Sold on our Consolidated Statements of Income. The class action is still pending against two defendants, the results of which are not expected to be material to our results of operations or cash flows. If there is a class settlement with (or a favorable judgment entered against) each of the remaining defendants, we will recognize the gain from such settlement or judgment when substantially all uncertainties regarding its timing and amount are resolved and realization is assured.
We also have certain contingencies resulting from litigation, claims and other commitments and are subject to a variety of environmental and pollution control laws and regulations incident to the ordinary course of business. We currently expect that the resolution of such contingencies will not materially affect our financial position, results of operations or cash flows.

Note 9.	Business Combinations
During the year ended December 31, 2012, we made 30 acquisitions in North America, including 22 wholesale businesses and eight self service retail operations. These acquisitions enabled us to expand our geographic presence and enter new markets. Additionally, two of our acquisitions were completed with a goal of improving the recovery from scrap and other metals harvested from the vehicles we purchase: a precious metals refining and reclamation business, which we acquired with the goal of improving the profitability of the precious metals we extract from our recycled vehicle parts; and a scrap metal shredder, which we expect will improve the profitability of the scrap metals recovered from the vehicle hulks in certain of our recycled product operations.
Total acquisition date fair value of the consideration for the 2012 acquisitions was $284.6 million, composed of $261.5 million of cash (net of cash acquired), $16.0 million of notes payable, $1.6 million of other purchase price obligations (non-interest bearing) and $5.5 million of contingent payments to former owners. The contingent consideration arrangements made in connection with our 2012 acquisitions have a maximum potential payout of $6.5 million.
During the year ended December 31, 2012, we recorded $197.6 million of goodwill related to these acquisitions and immaterial adjustments to preliminary purchase price allocations related to certain of our 2011 acquisitions. We expect $157.8 million of the $197.6 million of goodwill recorded to be deductible for income tax purposes. In the period between the acquisition dates and December 31, 2012, our 2012 acquisitions generated $116.3 million of revenue and $11.0 million of operating income. Of our 30 acquisitions completed in 2012, eight were completed in December 2012, and therefore, contributed less than one month of revenue and operating income for the year ended December 31, 2012.
Subsequent to December 31, 2012, we completed the acquisition of an aftermarket product distributor in the U.K. and a paint distribution business in Canada. We are in the process of completing the purchase accounting for these acquisitions, and as a result, we are unable to disclose the amounts recognized for each major class of assets acquired and liabilities assumed, or the pro forma effect of the acquisition on our results of operations.
On October 3, 2011, LKQ Corporation, LKQ Euro Limited (“LKQ Euro”), a subsidiary of LKQ Corporation, and Draco Limited (“Draco”) entered into an Agreement for the Sale and Purchase of Shares of Euro Car Parts Holdings Limited (the “Sale and Purchase Agreement”). Under the terms of the Sale and Purchase Agreement, effective October 1, 2011, LKQ Euro acquired all of the shares in the capital of ECP, an automotive aftermarket products distributor in the U.K., from Draco and the other shareholders of ECP. With the acquisition of ECP, we expanded our geographic presence beyond North America into the European market. Our acquisition of ECP established our Wholesale – Europe operating segment. Total acquisition date fair value of the consideration for the ECP acquisition was £261.6 million ($403.7 million), composed of £190.3 million ($293.7 million) of cash (net of cash acquired), £18.4 million ($28.3 million) of notes payable, £2.7 million ($4.1 million) of other purchase price obligations (non-interest bearing) and a contingent payment to the former owners of ECP. Pursuant to the contingent payment terms, if certain annual performance targets are met by ECP, we will be obligated to pay between £22 million and £25 million and between £23 million and £30 million for the years ending December 31, 2012 and 2013, respectively. We determined the acquisition date fair value of these contingent payments to be £50.2 million ($77.5 million at the exchange rate on October 3, 2011). For the 2012 annual performance period, ECP exceeded the stated performance targets, and therefore, we accrued the maximum payout for the 2012 earnout period as of December 31, 2012. See Note 7, "Fair Value Measurements" for additional information on changes to the fair value of our contingent consideration liabilities during the years ended December 31, 2012 and 2011.
We recorded goodwill of $332.9 million for the ECP acquisition, which will not be deductible for income tax purposes.
In addition to our acquisition of ECP, we made 20 acquisitions in North America in 2011 (17 wholesale businesses and three self service retail operations). Our acquisitions included the purchase of two engine remanufacturers, which expanded our presence in the remanufacturing industry that we entered in 2010. Additionally, our acquisition of an automotive heating and cooling component distributor supplements our expansion into the automotive heating and cooling aftermarket products market. Our North American wholesale business acquisitions also included the purchase of the U.S. vehicle refinish paint distribution business of Akzo Nobel Automotive and Aerospace Coatings (the “Akzo Nobel paint business”), which allowed us to increase our paint and related product offerings and expand our geographic presence in the automotive paint market. Our other 2011 acquisitions enabled us to expand our geographic presence and enter new markets.
Total acquisition date fair value of the consideration for these 20 acquisitions was $207.3 million, composed of $193.2 million of cash (net of cash acquired), $5.9 million of notes payable, $4.5 million of other purchase price obligations (non-interest bearing) and $3.7 million of contingent payments to former owners. In conjunction with the acquisition of the Akzo Nobel paint business on May 26, 2011, we entered into a wholesaler agreement under which we became an authorized distributor of Akzo Nobel products in the acquired markets. Included in this agreement is a requirement to make an additional payment to Akzo Nobel in the event that our purchases of Akzo Nobel products do not meet specified thresholds from June 1, 2011 to May 31, 2014. This contingent payment will be calculated as the difference between our actual purchases and the targeted purchase levels outlined in the agreement for the specified period with a maximum payment of $21 million. The contingent consideration liability recorded in 2011 also includes two additional arrangements that have a maximum potential payout of $4.6 million. The acquisition date fair value of these contingent consideration agreements is immaterial.
During the year ended December 31, 2011, we recorded $105.2 million of goodwill related to these 20 acquisitions and immaterial adjustments to preliminary purchase price allocations related to certain of our 2010 acquisitions. Of this amount, approximately $88.3 million is expected to be deductible for income tax purposes.
In 2010, we made 20 acquisitions in North America (18 wholesale businesses and two self service retail operations). Our acquisitions included the purchase of an engine remanufacturer, which allowed us to further vertically integrate our supply chain. We expanded our product offerings through the acquisition of an automotive heating and cooling component business, as well as a tire recycling business. Our 2010 acquisitions have also enabled us to expand our geographic presence, most notably in Canada through our purchase of Cross Canada, an aftermarket product supplier.
Total acquisition date fair value of the consideration for the 2010 acquisitions was $170.4 million, composed of $143.6 million of cash (net of cash acquired), $5.5 million of notes payable, $4.4 million of other purchase price obligations (non-interest bearing), $2.0 million of contingent payments to former owners and $14.9 million in stock issued (1,379,310 shares). The $14.9 million of common stock was issued in connection with our acquisition of Cross Canada on November 1, 2010. The fair value of common stock issued was based on the market price of LKQ stock on the date of issuance. We recorded goodwill of $91.8 million for the 2010 acquisitions, of which $74.9 million is expected to be deductible for income tax purposes.
Our acquisitions are accounted for under the purchase method of accounting and are included in our consolidated financial statements from the dates of acquisition. The purchase prices were allocated to the net assets acquired based upon estimated fair market values at the dates of acquisition. In connection with the 2012 acquisitions, the purchase price allocations are preliminary as we are in the process of determining the following: 1) valuation amounts for certain of the inventories and equipment acquired; 2) valuation amounts for certain intangible assets acquired; 3) the acquisition date fair value of certain liabilities assumed; and 4) the final estimation of the tax basis of the entities acquired.
The purchase price allocations for the acquisitions completed during 2012 and 2011 are as follows (in thousands):

	Year Ended December 31,
	2012	2011
	(Preliminary)	ECP	Other Acquisitions	Total
Receivables	$15,473	$54,225	$23,538	$77,763
Receivable reserves	(1,459)	(3,832)	(1,121)	(4,953)
Inventory	62,305	93,835	59,846	153,681
Prepaid expenses and other current assets	201	3,189	2,820	6,009
Property and equipment	31,930	41,830	10,614	52,444
Goodwill	201,742	332,891	105,177	438,068
Other intangibles	655	43,723	7,683	51,406
Other assets	187	13	9,420	9,433
Deferred income taxes	428	(13,218)	7,235	(5,983)
Current liabilities assumed	(22,910)	(135,390)	(17,257)	(152,647)
Debt assumed	(3,989)	(13,564)	—	(13,564)
Other noncurrent liabilities assumed	—	—	(619)	(619)
Contingent consideration liabilities	(5,456)	(77,539)	(3,700)	(81,239)
Other purchase price obligations	(1,647)	(4,136)	(4,510)	(8,646)
Notes issued	(15,990)	(28,302)	(5,917)	(34,219)
Cash used in acquisitions, net of cash acquired	$261,470	$293,725	$193,209	$486,934
The primary reason for our acquisitions made in 2012, 2011 and 2010 was to leverage our strategy of becoming a one-stop provider for alternative vehicle replacement products. These acquisitions enabled us to expand our market presence, widen our product offerings and enter new markets. When we identify potential acquisitions, we attempt to target companies with a leading market share, an experienced management team and workforce that provide a fit with our existing operations and strong cash flows. In many cases, acquiring companies with these characteristics can result in purchase prices that include a significant amount of goodwill.
Our acquisition of ECP in 2011 marked our entry into the European automotive aftermarket business and provides an opportunity to us as that market has historically had a low penetration of alternative collision parts. We targeted the U.K. as a desirable market for international expansion. We believe growth opportunities exist for this business, both through the geographic expansion into new primary and secondary markets, as well as through increased product offerings including alternative collision parts. By acquiring ECP, a leading distributor of alternative automotive products, we were able to gain access to this market in a manner that we viewed as quicker and more cost effective than would have been achievable through a start-up organization and organic growth. The potential growth opportunities, combined with the developed distribution network, experienced management team, and established workforce, contributed to the $332.9 million of goodwill recognized related to this acquisition.

The following pro forma summary presents the effect of the businesses acquired during the year ended December 31, 2012 as though the businesses had been acquired as of January 1, 2011, the businesses acquired during the year ended December 31, 2011 as though they had been acquired as of January 1, 2010 and the businesses acquired during the year ended December 31, 2010 as though they had been acquired as of January 1, 2009. The pro forma adjustments are based upon unaudited financial information of the acquired entities (in thousands, except per share data):

	Year Ended December 31,
	2012	2011	2010
Revenue, as reported	$4,122,930	$3,269,862	$2,469,881
Revenue of purchased businesses for the period prior to acquisition:
ECP	—	407,042	420,769
Other acquisitions	202,144	466,002	504,044
Pro forma revenue	$4,325,074	$4,142,906	$3,394,694
Income from continuing operations, as reported	$261,225	$210,264	$167,118
Net income of purchased businesses for the period prior to acquisition, including pro forma purchase accounting adjustments:
ECP	—	21,858	9,669
Other acquisitions	12,674	27,396	12,996
Pro forma income from continuing operations	$273,899	$259,518	$189,783
Basic earnings per share from continuing operations, as reported	$0.88	$0.72	$0.58
Effect of purchased businesses for the period prior to acquisition:
ECP	—	0.07	0.03
Other acquisitions	0.04	0.09	0.05
Pro forma basic earnings per share from continuing operations (a)	$0.93	$0.89	$0.66
Diluted earnings per share from continuing operations, as reported	$0.87	$0.71	0.57
Effect of purchased businesses for the period prior to acquisition:
ECP	—	0.07	0.03
Other acquisitions	0.04	0.09	0.04
Pro forma diluted earnings per share from continuing operations (a)	$0.91	$0.87	$0.65

(a) The sum of the individual earnings per share amounts may not equal the total due to rounding.
Unaudited pro forma supplemental information is based upon accounting estimates and judgments that we believe are reasonable. The unaudited pro forma supplemental information includes the effect of purchase accounting adjustments, such as the adjustment of inventory acquired to net realizable value, adjustments to depreciation on acquired property and equipment, adjustments to amortization on acquired intangible assets, adjustments to interest expense, and the related tax effects. These pro forma results are not necessarily indicative either of what would have occurred if the acquisitions had been in effect for the period presented or of future results.

Note 10.	Restructuring and Acquisition Related Expenses
Refurbished Bumper and Wheel Restructuring
In the second quarter of 2012, we initiated a restructuring plan to improve the operational efficiency of our refurbished product operations and to reduce the cost structure of the related refurbished bumper and wheel product lines. As part of the restructuring plan, we consolidated certain of our bumper and wheel refurbishing operations, with a focus on increasing output at the remaining operations to improve economies of scale. Restructuring costs included the write off of disposed assets, severance costs for termination of overlapping headcount, costs to move equipment and inventory, and excess facility costs. These costs are expensed as incurred, when the costs meet the criteria to be accrued, or, in the case of non-performing lease reserves, at the cease-use date of the facility. During the year ended December 31, 2012, we incurred $1.1 million of expense related to this restructuring plan. We are in the process of finalizing our restructuring plan, and we do not expect the remaining expenses to complete our plan will be material.

Akzo Nobel Paint Business Integration
With our acquisition of the Akzo Nobel paint business in the second quarter of 2011, we initiated certain restructuring activities to integrate the acquired paint distribution locations into our existing business. Our restructuring plan included the closure of duplicate facilities, elimination of overlapping delivery routes and termination of employees in connection with the consolidation of the overlapping facilities and delivery routes. During the year ended December 31, 2011, we incurred $2.6 million of charges primarily related to excess facility costs, which were expensed at the cease-use date for the facilities. We substantially completed the integration activities related to the Akzo Nobel paint business acquisition as of December 31, 2011.
Other Acquisition Integration Plans and Acquisition Related Expenses
During the year ended December 31, 2012, we incurred $1.2 million of restructuring expenses related to the integration of certain of our 2011 and 2012 acquisitions. These integration activities included the closure of duplicate facilities, termination of employees in connection with the consolidation of overlapping facilities with our existing business, and moving expenses. Future expenses to complete these integration plans in the first half of 2013, including expenses for additional closures of overlapping facilities and termination of duplicate headcount, are not expected to exceed $1 million. Acquisition related expenses, which consist of external costs directly related to our acquisitions, such as closing costs and advisory, legal, accounting, valuation and other professional fees, totaled $0.5 million during the year ended December 31, 2012. These costs are expensed as incurred.
During the year ended December 31, 2011, we incurred $1.8 million of restructuring costs in addition to the expenses related to the Akzo Nobel integration. These expenses included $1.4 million related to the integration plan for our 2010 acquisition of Cross Canada and $0.4 million related to the integration of certain of our other 2010 and 2011 acquisitions. Our restructuring plan related to our acquisition of Cross Canada included the integration of the acquired business into our existing Canadian operations, as well as the transition of certain corporate functions to our corporate headquarters and our field support center in Nashville. This integration plan was completed in 2011. During the year ended December 31, 2011, we also incurred $3.2 million of acquisition related expenses, primarily related to our fourth quarter 2011 acquisition of ECP.
During the year ended December 31, 2010, we incurred $0.7 million of restructuring expenses related to our acquisition of Greenleaf on October 1, 2009. The restructuring plan included the integration of the acquired Greenleaf operations in our existing wholesale recycled operations, which resulted in the combination or closure of duplicate facilities and delivery routes. The restructuring activities related to the Greenleaf acquisition were substantially completed in 2010.

Note 11.	Retirement Plans
401(k) Plan
We sponsor a 401(k) defined contribution plan that covers substantially all of our eligible, full time U.S. employees. Contributions to the plan are made by both the employee and us. Our contributions are based on the level of employee contributions and are subject to certain vesting provisions based upon years of service. Expenses related to this plan totaled approximately $5.4 million, $5.3 million and $4.8 million during 2012, 2011 and 2010, respectively.
Nonqualified Deferred Compensation Plan
We also offer a nonqualified deferred compensation plan to eligible employees who, due to Internal Revenue Service ("IRS") guidelines, may not take full advantage of our 401(k) defined contribution plan. The plan allows participants to defer eligible compensation, subject to certain limitations. We will match 50% of the portion of the employee's contributions that does not exceed 6% of the employee's eligible deferrals. The deferred compensation, together with our matching contributions and accumulated earnings, is accrued and is payable after retirement or termination of employment, subject to vesting provisions. Participants may also elect to receive amounts deferred in a given year on any plan anniversary five or more years subsequent to the year of deferral. Our matching contributions vest over a four year period and totaled $0.9 million, $0.8 million and $0.7 million in 2012, 2011 and 2010, respectively, net of allowable transfers into our 401(k) defined contribution plan. Total deferred compensation liabilities were approximately $19.8 million and $14.1 million at December 31, 2012 and 2011, respectively.
The nonqualified deferred compensation plan is funded under a trust agreement whereby we pay to the trust amounts deferred by employees, together with our match, with such amounts invested in life insurance policies carried to meet the obligations under the deferred compensation plan. We held 184 contracts as of both December 31, 2012 and 2011with a face value of $81.8 million and $80.6 million, respectively. The cash surrender value of these policies was $19.5 million and $13.4 million at December 31, 2012 and 2011, respectively.

Note 12.	Earnings Per Share
Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share incorporate the incremental shares issuable upon the assumed exercise of stock options and the assumed vesting of RSUs and restricted stock. Certain of our stock options and restricted stock were excluded from the calculation of diluted earnings per share because they were antidilutive, but these equity instruments could be dilutive in the future.
The following chart sets forth the computation of earnings per share (in thousands, except per share amounts):

	Year Ended December 31,
	2012	2011	2010
Income from continuing operations	$261,225	$210,264	$167,118
Denominator for basic earnings per share—Weighted-average shares outstanding	295,810	292,252	286,542
Effect of dilutive securities:
RSUs	479	182	—
Stock options	4,346	4,250	5,118
Restricted stock	58	66	54
Denominator for diluted earnings per share—Adjusted weighted-average shares outstanding	300,693	296,750	291,714
Basic earnings per share from continuing operations	$0.88	$0.72	$0.58
Diluted earnings per share from continuing operations	$0.87	$0.71	$0.57
The following table sets forth the number of employee stock-based compensation awards outstanding but not included in the computation of diluted earnings per share because their effect would have been antidilutive (in thousands):

	Year Ended December 31,
	2012	2011	2010
Antidilutive securities:
Stock options	—	2,340	5,714
Restricted stock	—	—	80

Note 13.	Income Taxes
The provision for income taxes consists of the following components (in thousands):

	Year Ended December 31,
	2012	2011	2010
Current:
Federal	$110,825	$97,887	$75,009
State	19,693	14,435	16,552
Foreign	13,202	3,883	2,483
	$143,720	$116,205	$94,044
Deferred:
Federal	$5,824	$8,376	$8,928
State	(647)	919	598
Foreign	(955)	7	(563)
	$4,222	$9,302	$8,963
Provision for income taxes	$147,942	$125,507	$103,007

Income taxes have been based on the following components of income from continuing operations before provision for income taxes (in thousands):

	Year Ended December 31,
	2012	2011	2010
Domestic	$348,150	$319,305	$264,438
Foreign	61,017	16,466	5,687
	$409,167	$335,771	$270,125
The U.S. federal statutory rate is reconciled to the effective tax rate as follows:

	Year Ended December 31,
	2012	2011	2010
U.S. federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of state credits and federal tax impact	3.1%	3.1%	3.4%
Impact of international operations	(2.3)%	(0.8)%	(0.3)%
Non-deductible expenses	0.8%	0.7%	0.3%
Federal production incentives and credits	(0.3)%	(0.4)%	(0.2)%
Revaluation of deferred taxes	(0.3)%	—%	(0.5)%
Other, net	0.2%	(0.2)%	0.4%
Effective tax rate	36.2%	37.4%	38.1%

Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $74 million at December 31, 2012. Those earnings are considered to be indefinitely reinvested, and accordingly no provision for U.S. income taxes has been provided thereon. Upon repatriation of those earnings, in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to adjustment for foreign tax credits) and potential withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred US income tax liability is not practicable due to the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credits would be available to reduce materially any U.S. liability.
The greater impact of international operations in 2012 compared to 2011 is primarily a result of our expanding international operations as a larger proportion of our pretax income was generated in lower rate jurisdictions.

The significant components of our deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2012	2011
Deferred Tax Assets:
Inventory	$29,523	$22,267
Accrued expenses and reserves	27,361	18,357
Accounts receivable	10,037	10,860
Stock-based compensation	9,442	8,945
Qualified and nonqualified retirement plans	7,476	5,157
Net operating loss carryforwards	4,451	4,722
Interest rate swaps	5,461	3,679
Other	4,711	8,621
	98,462	82,608
Less valuation allowance	(1,631)	(1,911)
Total deferred tax assets	$96,831	$80,697
Deferred Tax Liabilities:
Goodwill and other intangible assets	$64,704	$46,373
Property and equipment	48,994	44,535
Trade name	30,336	32,592
Other	1,428	1,864
Total deferred tax liabilities	$145,462	$125,364
Net deferred tax liability	$(48,631)	$(44,667)
Deferred tax assets and liabilities are reflected on our Consolidated Balance Sheets as follows (in thousands):

	December 31,
	2012	2011
Current deferred tax assets	$53,485	$45,690
Noncurrent deferred tax assets	164	—
Current deferred tax liabilities	5	1,561
Noncurrent deferred tax liabilities	102,275	88,796
Our noncurrent deferred tax assets and current deferred tax liabilities are included in Other Assets and Other Current Liabilities, respectively, on our Consolidated Balance Sheets.
We had net operating loss carryforwards for federal and certain of our state tax jurisdictions, the tax benefits of which total approximately $4.5 million and $4.7 million at December 31, 2012 and 2011, respectively. At both December 31, 2012 and 2011, we had tax credit carryforwards of $1.0 million related to certain of our state tax jurisdictions. As of December 31, 2012 and 2011, a valuation allowance of $1.6 million and $1.9 million, respectively, was recognized for a portion of the deferred tax assets related to net operating loss and tax credit carryforwards. The valuation allowance for net operating loss and tax credit carryforwards decreased by $0.3 million during the year ended December 31, 2012 due to current utilization of some of the underlying tax benefits as well as a change in judgment regarding the realization of the remaining carryforwards. The net operating loss carryforwards expire over the period from 2013 through 2030, while nearly all of the tax credit carryforwards have no expiration. Realization of these deferred tax assets is dependent on the generation of sufficient taxable income prior to the expiration dates. Based on historical and projected operating results, we believe that it is more likely than not that earnings will be sufficient to realize the deferred tax assets for which valuation allowances have not been provided. While we expect to realize the deferred tax assets, net of valuation allowances, changes in estimates of future taxable income or in tax laws may alter this expectation.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows (in thousands):

	2012	2011	2010
Balance at January 1	$5,497	$5,441	$8,526
Additions based on tax positions related to the current year	973	952	713
Additions for tax positions of prior years	167	192	281
Reductions for tax positions of prior years	(2,379)	—	(86)
Reductions for tax positions of prior years—timing differences	—	—	(2,041)
Lapse of statutes of limitations	(998)	(892)	(1,952)
Settlements with taxing authorities	(957)	(196)	—
Balance at December 31	$2,303	$5,497	$5,441
At December 31, 2012 and 2011, we had accumulated interest and penalties included in gross unrecognized tax benefits of $0.6 million and $1.2 million, respectively. During each of the years ended December 31, 2012, 2011, and 2010, $0.2 million of interest and penalties were recorded through the income tax provision, prior to any reversals for lapses in the statutes of limitations. We had deferred tax assets of $0.1 million and $0.2 million related to the accumulated interest balance as of December 31, 2012 and 2011, respectively. The amount of the unrecognized tax benefits, which if resolved favorably (in whole or in part) would reduce our effective tax rate, is approximately $1.6 million and $3.8 million at December 31, 2012 and 2011, respectively. The balance of unrecognized tax benefits at December 31, 2012 and 2011 also includes $0.7 million and $1.7 million, respectively, of tax benefits that, if recognized, would result in adjustments to deferred taxes.
During the twelve months beginning January 1, 2013, it is reasonably possible that we will reduce gross unrecognized tax benefits by up to approximately $0.4 million, of which approximately $0.3 million would impact our effective tax rate, primarily as a result of the expiration of certain statutes of limitations.
Tax years after 2009 remain subject to examination by the IRS. In the U.K., tax years through 2009 are no longer open to inquiry. For certain of our Canadian subsidiaries, certain tax years from 2008 to 2011 are currently under examination. Tax years from 2009 are subject to income tax examinations by various U.S. state and local jurisdictions. Adjustments from such examinations, if any, are not expected to have a material effect on our consolidated financial statements.

Note 14.	Accumulated Other Comprehensive Income (Loss)
The components of Accumulated Other Comprehensive Income (Loss) are as follows (in thousands):

	Foreign Currency Translation	Unrealized (Loss) Gain on Interest Rate Swaps	Unrealized Gain (Loss) on Pension Plan	Accumulated Other Comprehensive (Loss) Income
Balance at January 1, 2010	$(876)	$(6,536)	$15	$(7,397)
Pretax income	3,078	3,230	—	6,308
Income tax expense	—	(1,054)	—	(1,054)
Reversal of unrealized (gain) loss	—	10,377	(15)	10,362
Reversal of deferred income taxes	—	(3,841)	—	(3,841)
Balance at December 31, 2010	$2,202	$2,176	$—	$4,378
Pretax loss	(4,273)	(19,391)	—	(23,664)
Income tax benefit	—	6,847	—	6,847
Reversal of unrealized loss	—	5,641	—	5,641
Reversal of deferred income taxes	—	(2,019)	—	(2,019)
Hedge ineffectiveness	—	(225)	—	(225)
Income tax benefit	—	81	—	81
Balance at December 31, 2011	$(2,071)	$(6,890)	$—	$(8,961)
Pretax income (loss)	12,921	(11,313)	—	1,608
Income tax benefit	—	3,962	—	3,962
Reversal of unrealized loss	—	6,439	—	6,439
Reversal of deferred income taxes	—	(2,289)	—	(2,289)
Balance at December 31, 2012	$10,850	$(10,091)	$—	$759

Note 15.	Segment and Geographic Information
We have three operating segments: Wholesale – North America; Wholesale – Europe; and Self Service. Our operations in North America, which include our Wholesale – North America and Self Service operating segments, are aggregated into one reportable segment because they possess similar economic characteristics and have common products and services, customers, and methods of distribution. Our Wholesale – Europe operating segment, formed with our acquisition of ECP effective October 1, 2011, marks our entry into the European automotive aftermarket business, and is presented as a separate reportable segment. Although the Wholesale – Europe operating segment shares many of the characteristics of our North American operations, including types of products offered, distribution methods, and procurement, we have provided separate financial information as we believe this data would be beneficial to users in understanding our results. Therefore, we present our reportable segments on a geographic basis.

The following table presents our financial performance, including revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and depreciation and amortization by reportable segment for the periods indicated (in thousands):

	Year Ended December 31,
	2012	2011	2010
Revenue
North America	$3,426,858	$3,131,376	$2,469,881
Europe	696,072	138,486	—
Total revenue	$4,122,930	$3,269,862	$2,469,881
EBITDA
North America	$440,448	$405,924	$339,869
Europe	70,099	12,144	—
Total EBITDA	$510,547	$418,068	$339,869
Depreciation and Amortization
North America	$59,132	$52,481	$41,428
Europe	11,033	2,024	—
Total depreciation and amortization	$70,165	$54,505	$41,428
EBITDA during 2012 for our North American segment is inclusive of gains of $17.9 million resulting from lawsuit settlements with certain of our aftermarket product suppliers as discussed in Note 8, "Commitments and Contingencies." EBITDA for our North America segment also includes net gains of $2.0 million in each of the years ended December 31, 2012 and 2011 from the change in fair value of contingent consideration liabilities related to certain of our acquisitions. Included within EBITDA of our European segment are losses of $3.6 million and $0.6 million for the years ended December 31, 2012 and 2011, respectively, for the change in fair value of contingent consideration liabilities related to our ECP acquisition. See Note 7, "Fair Value Measurements," for further information on these changes in fair value of the contingent consideration obligations recorded in earnings during the periods.
The table below provides a reconciliation from EBITDA to Income from Continuing Operations (in thousands):

	Year Ended December 31,
	2012	2011	2010
EBITDA	$510,547	$418,068	$339,869
Depreciation and amortization	70,165	54,505	41,428
Interest expense, net	31,215	22,447	28,316
Loss on debt extinguishment	—	5,345	—
Provision for income taxes	147,942	125,507	103,007
Income from continuing operations	$261,225	$210,264	$167,118
The key measure of segment profit or loss reviewed by our chief operating decision maker, who is our Chief Executive Officer, is EBITDA. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment’s percentage of consolidated revenue. Segment EBITDA excludes depreciation, amortization, interest (including loss on debt extinguishment) and taxes. Loss on debt extinguishment is considered a component of interest in calculating EBITDA, as the write-off of debt issuance costs is similar to the treatment of debt issuance cost amortization.
The following table presents capital expenditures, which includes additions to property and equipment, by reportable segment (in thousands):

	Year Ended December 31,
	2012	2011	2010
Capital Expenditures
North America	$73,331	$84,856	$61,438
Europe	14,924	1,560	—
	$88,255	$86,416	$61,438

The following table presents assets by reportable segment (in thousands):

	December 31,
	2012	2011	2010
Receivables, net
North America	$241,627	$230,871	$191,085
Europe	70,181	50,893	—
Total receivables, net	311,808	281,764	191,085
Inventory
North America	750,565	636,145	492,688
Europe	150,238	100,701	—
Total inventory	900,803	736,846	492,688
Property and Equipment, net
North America	434,010	380,282	331,312
Europe	60,369	43,816	—
Total property and equipment, net	494,379	424,098	331,312
Other unallocated assets	2,016,466	1,756,996	1,284,424
Total assets	$3,723,456	$3,199,704	$2,299,509
We report net trade receivables, inventories, and net property and equipment by segment as that information is used by the chief operating decision maker in assessing segment performance. These assets provide a measure for the operating capital employed in each segment. Unallocated assets include cash, prepaid and other current and noncurrent assets, goodwill, intangibles and income taxes.
Our operations are primarily conducted in the U.S. Our European operations, which we started with the acquisition of ECP in the fourth quarter of 2011, are located in the U.K. Our operations in other countries include recycled and aftermarket operations in Canada, engine remanufacturing and bumper refurbishing operations in Mexico, an aftermarket parts distribution facility in Taiwan, and other alternative parts operations in Guatemala and Costa Rica.
The following table sets forth our revenue by geographic area (in thousands):

	Year Ended December 31,
	2012	2011	2010
Revenue
United States	$3,209,024	$2,952,620	$2,366,224
United Kingdom	696,072	138,486	—
Other countries	217,834	178,756	103,657
	$4,122,930	$3,269,862	$2,469,881
The following table sets forth our tangible long-lived assets by geographic area (in thousands):

	December 31,
	2012	2011
Long-lived Assets
United States	$408,244	$360,961
United Kingdom	60,369	43,816
Other countries	25,766	19,321
	$494,379	$424,098

The following table sets forth our revenue by product category (in thousands):

	Year Ended December 31,
	2012	2011	2010
Aftermarket, other new and refurbished products	$2,286,853	$1,634,003	$1,236,806
Recycled, remanufactured and related products and services	1,277,023	1,115,088	888,320
Other	559,054	520,771	344,755
	$4,122,930	$3,269,862	$2,469,881
All of the product categories include revenue from our North American reportable segment, while our European segment, which is composed of ECP, an automotive aftermarket products distributor, currently generates revenue only from the sale of aftermarket products. Revenue from other sources includes scrap sales, bulk sales to mechanical remanufacturers (including cores) and sales of aluminum ingots and sows from our furnace operations. With our acquisition of a precious metals refining and reclamation business in the second quarter of 2012, revenue from other sources also includes the sales of precious metals harvested from various components, including certain of our salvage vehicle parts.

Note 16.	Selected Quarterly Data (unaudited)
The following table represents unaudited selected quarterly financial data for the two years ended December 31, 2012. Beginning with quarter ended December 31, 2011, the selected quarterly financial data includes the results of ECP, which was acquired effective October 1, 2011. The operating results for any quarter are not necessarily indicative of the results for any future period.

	Quarter Ended
(In thousands, except per share data)	Mar. 31	Jun. 30	Sep. 30	Dec. 31
2011
Revenue	$786,648	$759,684	$783,898	$939,632
Gross margin(1)	343,646	322,236	334,322	391,789
Operating income(1)	107,371	78,486	85,488	90,138
Net income(2)	58,182	46,706	49,231	56,145
Basic earnings per share(3)	$0.20	$0.16	$0.17	$0.19
Diluted earnings per share(3)	$0.20	$0.16	$0.17	$0.19

	Quarter Ended
(In thousands, except per share data)	Mar. 31	Jun. 30	Sep. 30	Dec. 31
2012
Revenue	$1,031,777	$1,006,531	$1,016,707	$1,067,915
Gross margin(1)	447,383	421,931	409,705	445,121
Operating income(1)	133,608	108,567	91,434	104,344
Net income(2)	80,991	63,998	54,048	62,188
Basic earnings per share(3)	$0.28	$0.22	$0.18	$0.21
Diluted earnings per share(3)	$0.27	$0.21	$0.18	$0.21

(1)
Gross margin and operating income during the quarters ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012 include gains of $8.3 million, $8.4 million, $0.5 million and $0.7 million, respectively, resulting from lawsuit settlements with certain of our aftermarket product suppliers as discussed in Note 8, "Commitments and Contingencies."

(2)
Net income during the quarters ended June 30, 2011 and December 31, 2011 includes a gain of $1.6 million and a loss of $0.2 million, respectively, for changes in fair value of our contingent consideration liabilities. The quarters ended March 31, 2012 and December 31, 2012 include gains for changes in fair value of our contingent consideration liabilities of $1.3 million and $0.2 million, respectively, while the quarters ended June 30, 2012 and September 30, 2012 include losses of $1.2 million and $1.9 million, respectively. See Note 7, "Fair Value Measurements," for further information on these changes in fair value of the contingent consideration obligations recorded in earnings during the periods.

(3)
The sum of the quarters may not equal the total of the respective year's earnings per share on either a basic or diluted basis due to changes in weighted average shares outstanding throughout the year.

Note 17.	Condensed Consolidating Financial Information

On May 9, 2013, we completed an offering of $600 million aggregate principal amount of senior notes due on May 15, 2023 (the "Notes") in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Notes bear interest at a rate of 4.75% per year from the date of original issuance or from the most recent payment date on which interest has been paid or provided for. Interest on the Notes is payable in arrears on May 15 and November 15 of each year, beginning on November 15, 2013.

LKQ Corporation (the "Parent") and certain of its 100% owned subsidiaries (the "Guarantors") have fully and unconditionally guaranteed, jointly and severally, the Notes. A Guarantor's guarantee will be unconditionally and automatically released and discharged upon the occurrence of any of the following events: (i) a transfer (including as a result of consolidation or merger) by the Guarantor to any person that is not a Guarantor of all or substantially all assets and properties of such Guarantor, provided the Guarantor is also released from its obligations with respect to indebtedness under the Credit Agreement or other indebtedness giving rise to the guarantee obligation; (ii) a transfer (including as a result of consolidation or merger) to any person that is not a Guarantor of the equity interests of a Guarantor or issuance by a Guarantor of its equity interests such that the Guarantor ceases to be a subsidiary, as defined in the Indenture, provided the Guarantor is also released from its obligations with respect to indebtedness under the Credit Agreement or other indebtedness giving rise to the guarantee obligation; (iii) the release of the Guarantor from all of its obligations with respect to indebtedness under the Credit Agreement or any other indebtedness giving rise to the guarantee obligation; and (iv) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture, as defined in the Indenture.

Presented below are the condensed consolidating financial statements of the Parent, the Guarantors, the non-guarantor subsidiaries (the "Non-Guarantors"), and the elimination entries necessary to present the Company's financial statements on a consolidated basis as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended, resulting from the guarantees of the Notes. Investments in consolidated subsidiaries have been presented under the equity method of accounting. The principal elimination entries eliminate investments in subsidiaries, intercompany balances, and intercompany revenues and expenses. The condensed consolidating financial statements below have been prepared from the Company's financial information on the same basis of accounting as the consolidated financial statements, and may not necessarily be indicative of the financial position, results of operations or cash flows had the Parent, Guarantors and Non-Guarantors operated as independent entities.

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Balance Sheets (In thousands)

	December 31, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and equivalents	$18,396	$18,253	$23,121	$—	$59,770
Receivables, net	—	94,435	217,373	—	311,808
Intercompany receivables, net	1,781	5,970	—	(7,751)	—
Inventory	—	690,365	210,438	—	900,803
Deferred income taxes	4,778	45,255	3,452	—	53,485
Prepaid income taxes	26,538	—	2,999	—	29,537
Prepaid expenses and other current assets	1,065	16,608	11,275	—	28,948
Total Current Assets	52,558	870,886	468,658	(7,751)	1,384,351
Property and Equipment, net	970	408,944	84,465	—	494,379
Intangible Assets:
Goodwill	—	1,226,718	463,566	—	1,690,284
Other intangibles, net	—	61,815	44,900	—	106,715
Investment in Subsidiaries	1,923,997	142,334	—	(2,066,331)	—
Intercompany Notes Receivable	711,624	39,239	—	(750,863)	—
Other Assets	41,692	17,830	3,528	(15,323)	47,727
Total Assets	$2,730,841	$2,767,766	$1,065,117	$(2,840,268)	$3,723,456
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$52	$97,678	$121,605	$—	$219,335
Intercompany payables, net	—	—	7,751	(7,751)	—
Accrued expenses:
Accrued payroll-related liabilities	3,731	25,697	14,972	—	44,400
Other accrued expenses	2,258	48,805	39,359	—	90,422
Income taxes payable	—	—	2,748	—	2,748
Contingent consideration liabilities	—	1,518	40,737	—	42,255
Other current liabilities	286	16,241	541	—	17,068
Current portion of long-term obligations	32,300	9,940	29,476	—	71,716
Total Current Liabilities	38,627	199,879	257,189	(7,751)	487,944
Long-Term Obligations, Excluding Current Portion	691,670	7,549	347,543	—	1,046,762
Intercompany Notes Payable	—	681,275	69,588	(750,863)	—
Deferred Income Taxes	—	102,702	14,896	(15,323)	102,275
Contingent Consideration Liabilities	—	2,500	45,254	—	47,754
Other Noncurrent Liabilities	36,450	35,383	2,794	—	74,627
Stockholders’ Equity	1,964,094	1,738,478	327,853	(2,066,331)	1,964,094
Total Liabilities and Stockholders’ Equity	$2,730,841	$2,767,766	$1,065,117	$(2,840,268)	$3,723,456

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Balance Sheets (In thousands)

	December 31, 2011
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and equivalents	$9,908	$17,433	$20,906	$—	$48,247
Receivables, net	—	214,805	66,959	—	281,764
Intercompany receivables, net	2,416	—	4,966	(7,382)	—
Inventory	—	595,223	141,623	—	736,846
Deferred income taxes	3,049	40,068	2,573	—	45,690
Prepaid income taxes	15,989	—	1,608	—	17,597
Prepaid expenses and other current assets	482	14,257	4,852	—	19,591
Total Current Assets	31,844	881,786	243,487	(7,382)	1,149,735
Property and Equipment, net	1,097	359,815	63,186	—	424,098
Intangible Assets:
Goodwill	—	1,080,358	395,705	—	1,476,063
Other intangibles, net	—	68,133	40,777	—	108,910
Investment in Subsidiaries	1,602,727	124,578	—	(1,727,305)	—
Intercompany Notes Receivable	781,338	—	—	(781,338)	—
Other Assets	35,283	15,771	2,324	(12,480)	40,898
Total Assets	$2,452,289	$2,530,441	$745,479	$(2,528,505)	$3,199,704
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$241	$92,218	$118,416	$—	$210,875
Intercompany payables, net	—	4,966	2,416	(7,382)	—
Accrued expenses:
Accrued payroll-related liabilities	11,076	30,520	11,660	—	53,256
Other accrued expenses	2,077	50,399	25,293	—	77,769
Income taxes payable	914	—	6,348	—	7,262
Contingent consideration liabilities	—	600	—	—	600
Other current liabilities	305	11,723	6,379	—	18,407
Current portion of long-term obligations	16,080	2,253	11,191	—	29,524
Total Current Liabilities	30,693	192,679	181,703	(7,382)	397,693
Long-Term Obligations, Excluding Current Portion	749,125	6,498	170,929	—	926,552
Intercompany Notes Payable	—	750,545	30,793	(781,338)	—
Deferred Income Taxes	—	89,497	11,779	(12,480)	88,796
Contingent Consideration Liabilities	—	3,111	78,671	—	81,782
Other Noncurrent Liabilities	28,386	30,404	2,006	—	60,796
Stockholders’ Equity	1,644,085	1,457,707	269,598	(1,727,305)	1,644,085
Total Liabilities and Stockholders’ Equity	$2,452,289	$2,530,441	$745,479	$(2,528,505)	$3,199,704

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Income (In thousands)

	Year Ended December 31, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$3,236,507	$976,710	$(90,287)	$4,122,930
Cost of goods sold	—	1,886,098	602,979	(90,287)	2,398,790
Gross margin	—	1,350,409	373,731	—	1,724,140
Facility and warehouse expenses	—	287,036	60,881	—	347,917
Distribution expenses	—	281,011	94,824	—	375,835
Selling, general and administrative expenses	21,098	346,596	127,897	—	495,591
Restructuring and acquisition related expenses	—	1,812	939	—	2,751
Depreciation and amortization	296	49,782	14,015	—	64,093
Operating (loss) income	(21,394)	384,172	75,175	—	437,953
Other (income) expense:
Interest expense	24,272	308	6,849	—	31,429
Intercompany interest (income) expense, net	(37,491)	27,377	10,114	—	—
Change in fair value of contingent consideration liabilities	—	(1,943)	3,586	—	1,643
Interest and other income, net	(43)	(3,638)	(605)	—	(4,286)
Total other (income) expense, net	(13,262)	22,104	19,944	—	28,786
(Loss) income before (benefit) provision for income taxes	(8,132)	362,068	55,231	—	409,167
(Benefit) provision for income taxes	(3,287)	140,150	11,079	—	147,942
Equity in earnings of subsidiaries	266,070	12,481	—	(278,551)	—
Net income	$261,225	$234,399	$44,152	$(278,551)	$261,225

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Income (In thousands)

	Year Ended December 31, 2011
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$2,975,275	$370,912	$(76,325)	$3,269,862
Cost of goods sold	—	1,721,419	232,775	(76,325)	1,877,869
Gross margin	—	1,253,856	138,137	—	1,391,993
Facility and warehouse expenses	—	261,260	32,163	—	293,423
Distribution expenses	—	257,395	30,231	—	287,626
Selling, general and administrative expenses	22,680	321,403	47,859	—	391,942
Restructuring and acquisition related expenses	—	3,438	4,152	—	7,590
Depreciation and amortization	239	44,724	4,966	—	49,929
Operating (loss) income	(22,919)	365,636	18,766	—	361,483
Other (income) expense:
Interest expense	21,839	99	2,369	—	24,307
Intercompany interest (income) expense, net	(36,018)	31,036	4,982	—	—
Loss on debt extinguishment	5,345	—	—	—	5,345
Change in fair value of contingent consideration liabilities	(2,000)	11	581	—	(1,408)
Interest and other income, net	(332)	(1,979)	(221)	—	(2,532)
Total other (income) expense, net	(11,166)	29,167	7,711	—	25,712
(Loss) income before (benefit) provision for income taxes	(11,753)	336,469	11,055	—	335,771
(Benefit) provision for income taxes	(6,034)	128,930	2,611	—	125,507
Equity in earnings of subsidiaries	215,983	3,036	—	(219,019)	—
Net income	$210,264	$210,575	$8,444	$(219,019)	$210,264

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Income (In thousands)

	Year Ended December 31, 2010
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$2,370,488	$113,369	$(13,976)	$2,469,881
Cost of goods sold	—	1,324,924	65,453	(13,976)	1,376,401
Gross margin	—	1,045,564	47,916	—	1,093,480
Facility and warehouse expenses	—	218,384	15,609	—	233,993
Distribution expenses	—	202,649	10,069	—	212,718
Selling, general and administrative expenses	20,873	272,797	16,558	—	310,228
Restructuring and acquisition related expenses	—	668	—	—	668
Depreciation and amortization	93	36,184	1,719	—	37,996
Operating (loss) income	(20,966)	314,882	3,961	—	297,877
Other (income) expense:
Interest expense	28,069	560	1,136	—	29,765
Intercompany interest (income) expense, net	(35,967)	34,816	1,151	—	—
Interest and other income, net	(129)	(1,548)	(336)	—	(2,013)
Total other (income) expense, net	(8,027)	33,828	1,951	—	27,752
(Loss) income before (benefit) provision for income taxes	(12,939)	281,054	2,010	—	270,125
(Benefit) provision for income taxes	(6,238)	108,737	508	—	103,007
Equity in earnings of subsidiaries	175,772	64	—	(175,836)	—
Income from continuing operations	169,071	172,381	1,502	(175,836)	167,118
Discontinued operations:
Income from discontinued operations, net of taxes	—	224	—	—	224
Gain on sale of discontinued operations, net of taxes	—	1,729	—	—	1,729
Income from discontinued operations	—	1,953	—	—	1,953
Net income	$169,071	$174,334	$1,502	$(175,836)	$169,071

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Comprehensive Income (In thousands)

	Year Ended December 31, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net income	$261,225	$234,399	$44,152	$(278,551)	$261,225
Other comprehensive income (loss), net of tax:
Foreign currency translation	12,921	5,278	12,334	(17,612)	12,921
Net change in unrecognized gains/losses on derivative instruments, net of tax	(3,201)	—	(519)	519	(3,201)
Total other comprehensive income	9,720	5,278	11,815	(17,093)	9,720
Total comprehensive income	$270,945	$239,677	$55,967	$(295,644)	$270,945

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Comprehensive Income (In thousands)

	Year Ended December 31, 2011
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net income	$210,264	$210,575	$8,444	$(219,019)	$210,264
Other comprehensive loss, net of tax:
Foreign currency translation	(4,273)	(1,440)	(3,790)	5,230	(4,273)
Net change in unrecognized gains/losses on derivative instruments, net of tax	(9,066)	—	(1,042)	1,042	(9,066)
Total other comprehensive loss	(13,339)	(1,440)	(4,832)	6,272	(13,339)
Total comprehensive income	$196,925	$209,135	$3,612	$(212,747)	$196,925

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Comprehensive Income (In thousands)

	Year Ended December 31, 2010
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net income	$169,071	$174,334	$1,502	$(175,836)	$169,071
Other comprehensive income, net of tax:
Foreign currency translation	3,078	1,517	2,706	(4,223)	3,078
Net change in unrecognized gains/losses on derivative instruments, net of tax	8,712	—	—	—	8,712
Reversal of unrealized gain on pension plan, net of tax	(15)	(15)	—	15	(15)
Total other comprehensive income	11,775	1,502	2,706	(4,208)	11,775
Total comprehensive income	$180,846	$175,836	$4,208	$(180,044)	$180,846

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Cash Flows (In thousands)

	Year Ended December 31, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$150,309	$289,013	$(74,085)	$(159,047)	$206,190
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(150)	(68,344)	(19,761)	—	(88,255)
Proceeds from sales of property and equipment	—	699	358	—	1,057
Investment and intercompany note activity with subsidiaries	(132,006)	—	—	132,006	—
Cash used in acquisitions, net of cash acquired	—	(183,716)	(81,620)	—	(265,336)
Net cash used in investing activities	(132,156)	(251,361)	(101,023)	132,006	(352,534)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	17,693	—	—	—	17,693
Excess tax benefit from stock-based payments	15,737	—	—	—	15,737
Debt issuance costs	(30)	—	(223)	—	(253)
Borrowings under revolving credit facility	612,700	—	129,681	—	742,381
Repayments under revolving credit facility	(832,700)	—	(22,702)	—	(855,402)
Borrowings under term loans	200,000	—	—	—	200,000
Repayments under term loans	(20,000)	—	—	—	(20,000)
Borrowings under receivables securitization facility	—	—	82,700	—	82,700
Repayments under receivables securitization facility	—	—	(2,700)	—	(2,700)
Payments of other obligations	(3,065)	(6,861)	(13,158)	—	(23,084)
Investment and intercompany note activity with parent	—	129,076	2,930	(132,006)	—
Dividends	—	(159,047)	—	159,047	—
Net cash (used in) provided by financing activities	(9,665)	(36,832)	176,528	27,041	157,072
Effect of exchange rate changes on cash and equivalents	—	—	795	—	795
Net increase in cash and equivalents	8,488	820	2,215	—	11,523
Cash and equivalents, beginning of period	9,908	17,433	20,906	—	48,247
Cash and equivalents, end of period	$18,396	$18,253	$23,121	$—	$59,770

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Cash Flows (In thousands)

	Year Ended December 31, 2011
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$72,199	$201,029	$4,341	$(65,797)	$211,772
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(922)	(79,474)	(6,020)	—	(86,416)
Proceeds from sales of property and equipment	2	1,557	184	—	1,743
Investment and intercompany note activity with subsidiaries	(347,005)	(93,985)	—	440,990	—
Cash used in acquisitions, net of cash acquired	—	(193,292)	(293,642)	—	(486,934)
Net cash used in investing activities	(347,925)	(365,194)	(299,478)	440,990	(571,607)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	11,919	—	—	—	11,919
Excess tax benefit from stock-based payments	7,973	—	—	—	7,973
Debt issuance costs	(10,874)	—	(174)	—	(11,048)
Borrowings under revolving credit facility	748,329	—	363,040	—	1,111,369
Repayments under revolving credit facility	(227,329)	—	(226,538)	—	(453,867)
Borrowings under term loans	250,000	—	—	—	250,000
Repayments under term loans	(563,079)	—	(37,385)	—	(600,464)
Payments of other obligations	(1,640)	(849)	(1,982)	—	(4,471)
Investment and intercompany note activity with parent	—	226,872	214,118	(440,990)	—
Dividends	—	(65,797)	—	65,797	—
Net cash provided by financing activities	215,299	160,226	311,079	(375,193)	311,411
Effect of exchange rate changes on cash and equivalents	—	—	982	—	982
Net (decrease) increase in cash and equivalents	(60,427)	(3,939)	16,924	—	(47,442)
Cash and equivalents, beginning of period	70,335	21,372	3,982	—	95,689
Cash and equivalents, end of period	$9,908	$17,433	$20,906	$—	$48,247

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Cash Flows (In thousands)

	Year Ended December 31, 2010
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$53,403	$163,533	$(2,115)	$(55,638)	$159,183
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(705)	(57,687)	(3,046)	—	(61,438)
Proceeds from sales of property and equipment	16	1,040	385	—	1,441
Proceeds from sale of businesses, net of cash sold	—	11,992	—	—	11,992
Investment and intercompany note activity with subsidiaries	(77,421)	—	—	77,421	—
Cash used in acquisitions, net of cash acquired	—	(121,384)	(22,194)	—	(143,578)
Net cash used in investing activities	(78,110)	(166,039)	(24,855)	77,421	(191,583)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	13,962	—	—	—	13,962
Excess tax benefit from stock-based payments	15,000	—	—	—	15,000
Debt issuance costs	(419)	—	—	—	(419)
Repayments under term loans	(7,037)	—	(439)	—	(7,476)
Payments of other obligations	(850)	(399)	(856)	—	(2,105)
Investment and intercompany note activity with parent	—	56,459	20,962	(77,421)	—
Dividends	—	(55,638)	—	55,638	—
Net cash provided by financing activities	20,656	422	19,667	(21,783)	18,962
Effect of exchange rate changes on cash and equivalents	—	—	221	—	221
Net decrease in cash and equivalents	(4,051)	(2,084)	(7,082)	—	(13,217)
Cash and equivalents, beginning of period	74,386	23,456	11,064	—	108,906
Cash and equivalents, end of period	$70,335	$21,372	$3,982	$—	$95,689

PART IV
ITEM 15.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)(1) Financial Statements
Reference is made to the information set forth in Part II, Item 8 of this Report, which information is incorporated herein by reference.
(a)(2) Financial Statement Schedules
Other than as set forth below, all schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required under the related instructions, are not applicable, or the information has been provided in the consolidated financial statements or the notes thereto.
Schedule II—Valuation and Qualifying Accounts and Reserves

Descriptions	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Acquisitions and Other	Deductions	Balance at End of Period
	(in thousands)
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Year ended December 31, 2010	$6,507	$4,326	$1,125	$(5,063)	$6,895
Year ended December 31, 2011	6,895	5,084	2,199	(5,831)	8,347
Year ended December 31, 2012	8,347	5,928	308	(5,113)	9,470
ALLOWANCE FOR ESTIMATED RETURNS, DISCOUNTS & ALLOWANCES:
Year ended December 31, 2010	$15,802	$541,314	$1,061	$(539,992)	$18,185
Year ended December 31, 2011	18,185	668,936	2,754	(667,071)	22,804
Year ended December 31, 2012	22,804	714,880	1,151	(714,143)	24,692